                                                              Exhibit 99(c)(3)




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               BYOWC PARTNERS LLC,

                            BRIDGEPORT HOLDINGS INC.,

                       BRIDGEPORT ACQUISITION CORPORATION

                                       and

                              MICRO WAREHOUSE, INC.



                          Dated as of December 20, 1999

                                TABLE OF CONTENTS

ARTICLE I TENDER OFFER AND MERGER.........................................................2
         SECTION 1.01  THE OFFER..........................................................2
         SECTION 1.02  TERMS AND CONDITIONS OF THE OFFER..................................2
         SECTION 1.03  COMPANY ACTION.....................................................5
         SECTION 1.04  DIRECTORS..........................................................5
         SECTION 1.05  THE MERGER.........................................................6
         SECTION 1.06  EFFECTIVE TIME.....................................................7
         SECTION 1.07  CONVERSION OF SHARES...............................................7
         SECTION 1.08  DISSENTING SHARES..................................................7
         SECTION 1.09  SURRENDER OF SHARES................................................8
         SECTION 1.10  OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN...........................9
         SECTION 1.11  CERTIFICATE OF INCORPORATION AND BYLAWS...........................10
         SECTION 1.12  DIRECTORS AND OFFICERS............................................10
         SECTION 1.13  OTHER EFFECTS OF MERGER...........................................10
         SECTION 1.14  PROXY STATEMENT...................................................10
         SECTION 1.15  ADDITIONAL ACTIONS................................................11
         SECTION 1.16  MERGER WITHOUT MEETING OF STOCKHOLDERS............................11
         SECTION 1.17  LOST, STOLEN OR DESTROYED CERTIFICATES............................11
         SECTION 1.18  MATERIAL ADVERSE EFFECT...........................................11
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................12
         SECTION 2.01  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES......................12
         SECTION 2.02  CERTIFICATE OF INCORPORATION AND BYLAWS...........................12
         SECTION 2.03  CAPITALIZATION....................................................13
         SECTION 2.04  AUTHORITY RELATIVE TO THIS AGREEMENT..............................14
         SECTION 2.05  CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.............14
         SECTION 2.06  COMPLIANCE; PERMITS...............................................15
         SECTION 2.07  SEC FILINGS; FINANCIAL STATEMENTS.................................16
         SECTION 2.08  ABSENCE OF CERTAIN CHANGES OR EVENTS..............................16
         SECTION 2.09  NO UNDISCLOSED LIABILITIES........................................16
         SECTION 2.10  ABSENCE OF LITIGATION.............................................17
         SECTION 2.11  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.....................17
         SECTION 2.12  LABOR MATTERS.....................................................19
         SECTION 2.13  DISCLOSURE DOCUMENTS..............................................19
         SECTION 2.14  RESTRICTIONS ON BUSINESS ACTIVITIES...............................20
         SECTION 2.15  TITLE TO PROPERTY.................................................20
         SECTION 2.16  TAXES.............................................................20
         SECTION 2.17  ENVIRONMENTAL MATTERS.............................................22
         SECTION 2.18  BROKERS...........................................................23
         SECTION 2.19  INTELLECTUAL PROPERTY.............................................23
         SECTION 2.20  INTERESTED PARTY TRANSACTIONS.....................................24
         SECTION 2.21  INSURANCE.........................................................24
         SECTION 2.22  PRODUCT LIABILITY.................................................25
         SECTION 2.23  OPINION OF FINANCIAL ADVISOR......................................25
         SECTION 2.24  RIGHTS AGREEMENT..................................................25



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
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT....................................25
         SECTION 3.01  ORGANIZATION AND GOOD STANDING....................................25
         SECTION 3.02  AUTHORIZATION; BINDING AGREEMENT..................................26
         SECTION 3.03  GOVERNMENTAL APPROVALS............................................26
         SECTION 3.04  NO VIOLATIONS.....................................................26
         SECTION 3.05  DISCLOSURE DOCUMENTS..............................................26
         SECTION 3.06  FINDERS AND INVESTMENT BANKERS....................................27
         SECTION 3.07  FINANCING ARRANGEMENTS............................................27
         SECTION 3.08  NO PRIOR ACTIVITIES...............................................28
         SECTION 3.09  DGCL SECTION 203..................................................28
         SECTION 3.10  BENEFICIAL OWNERSHIP OF SHARES....................................28
         SECTION 3.11  SURVIVING CORPORATION AFTER THE MERGER............................28
ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER.......................................29
         SECTION 4.01  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.............29
         SECTION 4.02  NO SOLICITATION...................................................31
ARTICLE V  ADDITIONAL AGREEMENTS.........................................................33
         SECTION 5.01  APPROVAL OF THE MERGER............................................33
         SECTION 5.02  VOTING OF SHARES BY PURCHASER.....................................33
         SECTION 5.03  ACCESS TO INFORMATION; CONFIDENTIALITY............................33
         SECTION 5.04  CONSENTS; APPROVALS...............................................34
         SECTION 5.05  INDEMNIFICATION AND INSURANCE.....................................34
         SECTION 5.06  NOTIFICATION OF CERTAIN MATTERS...................................36
         SECTION 5.07  FURTHER ACTION....................................................36
         SECTION 5.08  PUBLIC ANNOUNCEMENTS..............................................36
         SECTION 5.09  CONVEYANCE TAXES..................................................37
         SECTION 5.10  OPTION PLANS AND BENEFITS, ETC. ..................................37
         SECTION 5.11  EMPLOYEE MATTERS..................................................37
         SECTION 5.12  COMPLIANCE WITH STATE PROPERTY TRANSFER STATUTES..................37
         SECTION 5.13  FINANCING COVENANTS...............................................38
ARTICLE VI  CONDITIONS TO THE MERGER.....................................................39
         SECTION 6.01  OFFER.............................................................39
         SECTION 6.02  STOCKHOLDER APPROVAL..............................................39
         SECTION 6.03  NO INJUNCTION OR ACTION...........................................39
         SECTION 6.04  GOVERNMENTAL APPROVALS............................................39
ARTICLE VII  TERMINATION.................................................................40
         SECTION 7.01  TERMINATION.......................................................40
         SECTION 7.02  [INTENTIONALLY OMITTED]...........................................42
         SECTION 7.03  EFFECT OF TERMINATION.............................................42
         SECTION 7.04  FEES AND EXPENSES.................................................42
ARTICLE VIII  GENERAL PROVISIONS.........................................................43
         SECTION 8.01  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.......43
         SECTION 8.02  CERTAIN LIMITATIONS...............................................44
         SECTION 8.03  NOTICES...........................................................45
         SECTION 8.04  CERTAIN DEFINITIONS...............................................46
         SECTION 8.05  AMENDMENT.........................................................47
         SECTION 8.06  WAIVER............................................................47
         SECTION 8.07  HEADINGS..........................................................47



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
         SECTION 8.08  SEVERABILITY......................................................47
         SECTION 8.09  ENTIRE AGREEMENT..................................................47
         SECTION 8.10  ASSIGNMENT........................................................47
         SECTION 8.11  PARTIES IN INTEREST...............................................48
         SECTION 8.12  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.............48
         SECTION 8.13  ENFORCEMENT; GOVERNING LAW; JURISDICTION..........................48
         SECTION 8.14  COUNTERPARTS......................................................49
         SECTION 8.15  WAIVER OF JURY TRIAL..............................................49
         SECTION 8.16  OBLIGATIONS OF BYOWC..............................................49
         SECTION 8.17  INTERPRETATION....................................................49
      ANNEX I............................................................................51
      ANNEX II...........................................................................54
Summary of Terms of Warrant..............................................................56


                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of December 20, 1999 (this "AGREEMENT"), among BYOWC Partners LLC, a Delaware limited liability company ("BYOWC"), Bridgeport Holdings Inc. ("PARENT"), a Delaware corporation and a subsidiary of BYOWC, Bridgeport Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and Micro Warehouse, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of BYOWC, the Company, Purchaser and Parent have determined that it is in the best interests of their respective stockholders and members for Purchaser to acquire the Company; and

                  WHEREAS, in furtherance thereof Parent has formed Purchaser for the purpose of making a tender offer (the "PURCHASER OFFER") to acquire shares of common stock of the Company (the "COMPANY COMMON STOCK"), par value $.01 (the "SHARES"), for $19.00 per share in cash, or such higher price as may be paid in the Offer (the "PER SHARE AMOUNT"), subject to any applicable withholding, net to the seller in cash without interest; and

                  WHEREAS, the Company has agreed to simultaneously make an offer to acquire Shares (the "COMPANY OFFER", and, together with the Purchaser Offer, the "OFFER") for the Per Share Amount, subject to any applicable withholding, net to the seller in cash without interest; and

                  WHEREAS, the Purchaser Offer and the Company Offer shall together be an offer to acquire all of issued and outstanding Shares, subject to the priority set forth in this Agreement; and

                  WHEREAS, also in furtherance thereof, the Boards of Directors of the Company, Purchaser and Parent have each approved this Agreement and the merger of Purchaser with the Company (the "MERGER") following the Offer, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"); and

                  WHEREAS, the Board of Directors of the Company has approved this Agreement and the Merger and resolved to recommend acceptance of the Offer and the adoption of this Agreement to the Company's stockholders and has determined that the Offer and the Merger are fair to and in the best interest of the Company's stockholders.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, BYOWC, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                             TENDER OFFER AND MERGER

                 SECTION 1.01 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 7.1 hereof and that none of the events set forth in ANNEX I or ANNEX II hereto shall have occurred and be existing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "SECURITIES EXCHANGE ACT")) the Purchaser Offer, and the Company shall commence the Company Offer, as promptly as practicable, but in no event later than five business days following the first public announcement of the execution of this Agreement, and each shall use reasonable best efforts to consummate the Offer.

                 (b) The Purchaser Offer and the Company Offer shall be conducted for practical purposes as a single offer, with Shares being accepted for payment and purchased in the Offer according to the following order of priority: first, Purchaser shall accept for payment and purchase Shares up to a maximum number of Shares equal to the Purchaser Share Number; and second, the Company shall accept for payment and purchase Shares up to a maximum number of Shares equal to the Company Share Number. "COMPANY SHARE NUMBER" means the sum of (x) $200,000,000 and (y) the aggregate exercise price of all options to acquire stock of the Company exercised following the date hereof and prior to consummation of the Offer (the "OPTION EXERCISE AMOUNT") divided by the Per Share Amount. "PURCHASER SHARE NUMBER" means the total number of issued and outstanding Shares less the Shares otherwise owned by BYOWC, Parent or Purchaser and less the Company Share Number. The Company agrees that no Shares held by the Company or any subsidiary of the Company will be tendered pursuant to the Offer.

                 (c) The Per Share Amount payable in the Offer shall be net to each seller in cash, subject to reduction only for any applicable withholding taxes and, if (but only if) the Per Share Amount is to be paid other than to a registered holder of Shares, any applicable transfer taxes payable by such seller.

                 SECTION 1.02 TERMS AND CONDITIONS OF THE OFFER. (a) The obligation of Purchaser to accept for payment any Shares tendered shall be subject to the satisfaction of only those conditions set forth in ANNEX I hereto and the obligation of the Company to accept for payment any Shares tendered shall be subject to the satisfaction of only those conditions set forth in ANNEX II hereto.

                 (b) Without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Purchaser Offer, (iii) amend or waive the Minimum Condition (as defined in Annex I hereto), or impose conditions other than the conditions set forth in Annex I on the Offer, or (iv) amend any term of the Purchaser Offer in any manner materially adverse to stockholders of the Company; PROVIDED, HOWEVER, that subject to applicable legal requirements, Parent may cause Purchaser to waive the conditions set forth in Annex I, other than the Minimum Condition and the conditions set forth in paragraph (c) and (d) of Annex I, in Parent's sole discretion. Assuming the prior satisfaction or waiver of the conditions set forth in Annex I, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the

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terms of the Purchaser Offer, Shares validly tendered and not withdrawn pursuant to the Purchaser Offer as soon as practicable after the Initial Expiration Date (as defined below) or any extension thereof and in any subsequent offering period of the Purchaser Offer, up to a number of Shares equal to the Purchaser Share Number, in the order of priority set forth in Section 1.01(b).

                 (c) Without the prior written consent of Parent, the Company will not (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Company Offer, (iii) impose conditions other than the conditions set forth in Annex II on the Company Offer, or (iv) amend any term of the Company Offer in any manner materially adverse to Parent or Purchaser; PROVIDED, HOWEVER, that subject to applicable legal requirements, the Company may waive any condition set forth in Annex II other than the conditions set forth in paragraphs (c) and (d) of Annex II in the Company's sole discretion. Assuming the prior satisfaction or waiver of the conditions in Annex II, the Company will accept for payment, and pay for, in accordance with the terms of the Company Offer, Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Initial Expiration Date or any extension thereof and in any subsequent offering period of the Offer, up to a number of Shares equal to the Company Share Number, in the order of priority set forth in Section 1.01(b). All Shares purchased by the Company pursuant to the Company Offer shall, at the election of the Company, be immediately cancelled or returned to the treasury of the Company.

                 (d) The Offer shall initially expire on the later to occur of
(x) twenty (20) business days after the date of its commencement and (y) January 28, 2000 (the "INITIAL EXPIRATION DATE"), unless this Agreement is terminated in accordance with SECTION 7.01 hereof, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. Purchaser and the Company shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer described in ANNEX I and ANNEX II hereto shall not have been satisfied or earlier waived. Notwithstanding the foregoing, but subject in all events to Section 7.01, Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled expiration date of the Offer any of the conditions to the obligations of Purchaser and the Company to accept Shares for payment (other than the Minimum Condition, as to which this clause does not apply) shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) if all conditions to the obligations of Purchaser and the Company to accept Shares for payment (other than the Minimum Condition) shall have been satisfied or waived, the Minimum Condition has not been satisfied but the number of Shares tendered, together with the Shares otherwise owned by BYOWC, Parent or Purchaser, is greater than 40% of the Shares outstanding, for an aggregate period of not more than fifteen (15) business days (for all such extensions); (iii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; or (iv) if all conditions to the obligations of Purchaser and the Company to accept for payment and pay for Shares are satisfied or waived but the number of Shares tendered, together with the Shares otherwise owned by BYOWC, Parent or Purchaser, is less than 90% of the then outstanding number of Shares (and after giving effect to the reduction of outstanding Shares resulting from the purchase of Shares by the Company pursuant to the Company Offer), for an aggregate period of not more than twenty
(20) business days (for all such extensions) beyond the latest expiration date that would be permitted under clauses (i), (ii) or (iii) of this sentence, and in the case of any extension pursuant to this clause (iv) Purchaser and/or the Company, as the case may be, shall accept for payment all Shares validly tendered pursuant to the Offer as of the most recently expired expiration date in accordance with the rules and regulations of the SEC, including Rule 14d-11 promulgated under the Securities Exchange Act.

                 (e) The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") having only the conditions set forth in ANNEX I and ANNEX II hereto. BYOWC, Parent, the Company and Purchaser shall cooperate in good faith in the timely preparation of the Offer to Purchase and the other Offer Documents (as defined below).

                 (f) As soon as practicable on the date the Offer is commenced,
(x) Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") and
(y) the Company Shall file an Issuer Tender Offer Statement on Schedule 13E-4 (the "SCHEDULE 13E-4") and a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") with respect to the Offer, each of which will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule 14D-1, Schedule 13E-4 and
Schedule 14D-9, respectively, and all applicable federal securities laws and, in the case of the Schedule 14D-1 and Schedule 13E-4, will contain as an exhibit or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "OFFER DOCUMENTS"). Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it for use in the
Schedule 14D-1, the Schedule 13E-4, the Schedule 14D-9 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-1, the Schedule 13E-4, the Schedule 14D-9 or the other Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Purchaser and the Company, as applicable, shall take all steps necessary to cause the (x) Schedule 14D-1, the Schedule 13E-4 and the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and (y) the Offer Documents and the Schedule 14D-9, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                 (g) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-1 before it is filed with the SEC, and Purchaser shall consider any such comments in good faith. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 13E-4 and Schedule 14D-9 before it is filed with the SEC, and the Company shall consider any such comments in good faith.

                 (h) The Per Share Amount shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), distribution, exercise or exchange of the Rights (as defined in Section 4.02(d)) or such Rights becoming exercisable, reorganization, recapitalization, split up, combination or exchange of shares or other like event with respect to the Shares occurring after the date hereof and prior to the consummation of the Offer or the Merger, as the case may be.

                  SECTION 1.03 COMPANY ACTION. (a) The Company represents and warrants that the Board of Directors of the Company, at a meeting duly called and held on December 20, 1999, at which all the Directors were present in person or by telephone, duly approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, resolved to recommend that stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement, and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company. The Company hereby consents to the inclusion in the Offer Documents of such recommendation of the Board of Directors of the Company. The Company represents that its Board of Directors has received the written opinion (the "FAIRNESS OPINION") of Wasserstein Perella & Co., Inc. (the "FINANCIAL ADVISOR") that the proposed consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Offer Documents, the Schedule 14D-9 and the Proxy Statement (as hereinafter defined).

                  (b) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Purchaser with such additional information reasonably available to the Company, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law and except as necessary to disseminate the Offer Documents and otherwise for the purpose of effecting the transactions contemplated hereby, BYOWC, Parent and Purchaser shall hold in confidence the materials furnished pursuant to this SECTION 1.03(b), use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement is terminated, as promptly as practicable return to the Company such materials and all copies thereof in the possession of BYOWC, Parent and Purchaser.

                  SECTION 1.04 DIRECTORS. Promptly upon the purchase by Purchaser of Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Securities Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any other affiliate of Parent (including for purposes of this SECTION 1.04 such Shares as are accepted for payment pursuant to the Purchaser Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding (after reduction for Shares accepted for payment pursuant to the Company Offer). At such time, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company in accordance with the terms of this SECTION
1.04 and to cause Parent's designees so to be elected; PROVIDED, HOWEVER, that, in the event that Parent's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time (as hereinafter defined) the Board of Directors of the Company shall have at least two directors who are directors on the date hereof, each of whom is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of BYOWC (such directors, the "CONTINUING DIRECTORS") or such persons having such qualifications who are designated as "Independent Directors" by a majority of Continuing Directors in office at the time of such designation (such persons, together with the Continuing Directors, the "INDEPENDENT DIRECTORS"). Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this SECTION 1.04 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or in an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this SECTION 1.04. Parent will supply the Company, and be solely responsible for, any information with respect to itself and its nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, subsequent to the designation of the directors by Parent referred to in the first sentence of this Section 1.04 and prior to the Effective Time, the unanimous vote of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's, Purchaser's or BYOWC's obligations or other acts required hereunder, (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors of the Company or
(v) amend the Company's Certificate of Incorporation or the Company's Bylaws, each as in effect on the date of this Agreement.

                  SECTION 1.05 THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the DGCL. At the Effective Time (as defined in SECTION 1.06 hereof), upon the terms and subject to the conditions of this Agreement, the Company shall be merged with and into Purchaser in accordance with the DGCL and the separate existence of the Company shall thereupon cease, and Purchaser, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Delaware as a direct subsidiary of Parent. The parties shall prepare and execute a certificate of merger (the "CERTIFICATE OF MERGER") that complies in all respects with the requirements of the DGCL and with the provisions of this Agreement.

                  SECTION 1.06 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL or at such later time as may be specified in the Certificate of Merger. As soon as practicable (and in any event within three business days) after all the conditions set forth in ARTICLE VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties hereto shall cause the Merger to become effective. Parent and the Company shall mutually determine the exact time of such filing and the place where the closing of the Merger (the "CLOSING") shall occur. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME," and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

                  SECTION 1.07 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the securities specified below:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to SECTION 1.07(b) and other than any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share in accordance with SECTION 1.09 hereof. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

                  (b) Each Share owned by the Company or any of its subsidiaries, BYOWC, Parent, Purchaser or any direct or indirect wholly owned subsidiary of BYOWC immediately prior to the Effective Time shall be canceled, and no payment or other consideration shall be made with respect thereto.

                  (c) The shares of Purchaser common stock issued and outstanding immediately prior to the Merger shall be converted into and constitute a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the number of Shares owned by BYOWC, Parent, Purchaser or any direct or indirect wholly owned subsidiary of BYOWC immediately prior to the Effective Time.

In addition, the Surviving Corporation shall at the Effective Time issue to Parent a Warrant to purchase common stock on the terms set forth in Exhibit 1.

                  SECTION 1.08 DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("DISSENTING SHARES") shall not be converted into or represent a right to receive cash pursuant to SECTION 1.07 hereof, but the holder thereof shall be entitled only to such rights as are granted by the DGCL.

                  (b) Notwithstanding the provisions of SECTION 1.08(a) hereof, if any holder of Shares who demands appraisal of his Shares under the DGCL shall effectively withdraw or lose

(through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's Shares shall automatically be converted into and represent only the right to receive cash as provided in SECTION 1.07(a) hereof, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

                  (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  SECTION 1.09 SURRENDER OF SHARES. (a) Prior to the Effective Time, Parent shall appoint EquiServe or such other commercial bank or trust company designated by Parent and reasonably acceptable to the Company to act as exchange agent hereunder (the "EXCHANGE AGENT") for the payment of the Per Share Amount upon surrender of certificates representing the Shares. All the fees and expenses of the Exchange Agent shall be borne by the Surviving Corporation; PROVIDED, HOWEVER, that, if the Merger shall not be consummated, such fees and expenses shall be borne by Parent.

                  (b) On or before the Effective Time, Parent shall cause the Surviving Corporation to provide the Exchange Agent with cash in amounts necessary to pay for all the Shares pursuant to SECTION 1.07(a) hereof (including, if necessary, by providing or causing to be provided cash for this purpose to the Surviving Corporation).

                  (c) On the Closing Date, the Surviving Corporation shall instruct the Exchange Agent to mail promptly to each holder of record of a certificate representing any Shares canceled upon the Merger pursuant to SECTIONS 1.07(a) hereof (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to SECTIONS 1.07(a) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending one year after the Effective Time. Upon the surrender of certificates representing the Shares, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

                  (d) If payment of cash in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer by delivery and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable.

                  (e) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall be made thereafter, other than transfers of Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in SECTIONS 1.07(a).

                  (f) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, and without interest thereon, subject to reduction only for any applicable withholding taxes and, but only if the Per Share Amount is to be paid other than to the registered holder, any applicable stock transfer taxes payable by such holder.

                  (g) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held directly or indirectly by the Surviving Corporation, Parent or BYOWC) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the aggregate Per Share Amount relating thereto, without any interest thereon.

                  (h) None of the Company, Parent, Purchaser, BYOWC, the Surviving Corporation or the Exchange Agent shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

                  SECTION 1.10 OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN. (a) The Company shall provide a period of 30 days ending on the Effective Time in which each option ("COMPANY PLAN OPTIONS") outstanding under the Company option plans listed on Section 2.11 of the Company Disclosure Schedule (as hereinafter defined) ("COMPANY STOCK OPTION PLANS"), whether or not then vested or exercisable, may be exercised, provided that such exercise with respect to an otherwise unvested option shall be contingent upon the subsequent occurrence of the Effective Time.

                  (b) Each Company Plan Option and each other option to purchase Shares under any stock option plan or agreement of the Company outstanding immediately prior to the Effective Time (a "COMPANY OPTION"), whether or not then vested or exercisable, shall be cancelled and the holder thereof shall receive from the Surviving Corporation as soon as practicable following consummation of the Merger an amount in cash equal to the positive difference, if any, between the Per Share Amount and the exercise price of the Company Option multiplied by the number of Shares for which the Company Option was exercisable immediately prior to the Effective Time, subject to reduction only for any applicable withholding taxes. In no event will any Company Options be exercisable after the Effective Time, except to receive cash as provided in the first sentence of this Section 1.10(b).

                  SECTION 1.11 CERTIFICATE OF INCORPORATION AND BYLAWS. Subject to SECTION 5.05 hereof, unless otherwise determined by Parent prior to the Effective Time, at and after the Effective Time (a) the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL; and (b) the Bylaws of Purchaser shall be the Bylaws of the Surviving Corporation in effect at the Effective Time (subject to any subsequent amendments).

                  SECTION 1.12 DIRECTORS AND OFFICERS. At and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

                  SECTION 1.13 OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

                  SECTION 1.14 PROXY STATEMENT. (a) Following the consummation of the Offer and if required by the Securities Exchange Act because an action by the Company's stockholders is necessary in order to consummate the Merger, the Company shall prepare and file with the SEC and, when cleared by the SEC, shall mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated hereby, or an information statement, as appropriate, satisfying all requirements of the Securities Exchange Act (such proxy or information statement in the form mailed by the Company to its stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "PROXY STATEMENT").

                  (b) Parent will furnish the Company with such information concerning BYOWC, Parent and its subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law. Parent agrees promptly to advise the Company if, at any time prior to the meeting of stockholders of the Company referenced herein, any Parent Information (as defined below) in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to BYOWC and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

                  (c) The Company and Parent agree to cooperate in making any preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 or Rule 14c-5, as applicable, under the Securities Exchange Act.

                  (d) The Company shall provide Parent for its review a copy of the Proxy Statement prior to each filing thereof, with reasonable time and opportunity for such review. Parent authorizes the Company to utilize in the Proxy Statement the information concerning Parent and its subsidiaries provided to the Company in connection with, or contained in, the Proxy Statement.

                  SECTION 1.15 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Purchaser or the Company or otherwise to carry out this Agreement, the officers and directors of the Company and Purchaser shall be authorized to execute and deliver, in the name and on behalf of Purchaser or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Purchaser or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  SECTION 1.16 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the foregoing provisions of this ARTICLE I, in the event that Purchaser, or any other direct or indirect subsidiary of Parent, shall own or acquire at least 90 percent of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                  SECTION 1.17 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates representing Shares shall have been lost, stolen or destroyed, the Exchange Agent shall make such payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; PROVIDED, HOWEVER, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

                  SECTION 1.18 MATERIAL ADVERSE EFFECT. (a) When used in connection with the Company or any of its subsidiaries, or Parent, BYOWC or any of their respective subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, or Parent, BYOWC or any of their respective subsidiaries, as the case may be, in each case taken as a whole; PROVIDED, HOWEVER, that effects of changes that are applicable to or arise on account of (A) any changes in economic, regulatory, or political conditions generally, (B) the United States securities markets, (C) this Agreement or the transactions contemplated by this Agreement, (D) the computer reseller industry generally, or (E) the effect of the public announcement of the transactions contemplated hereby, including, without limitation, any effect on current or prospective customers or employees of the Company, shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur.

                  (b) The failure of a representation or warranty to be true and correct, either individually or together with the failure of other representations or warranties to be true and correct, or the failure to perform an obligation, agreement or covenant shall be deemed to have a Material Adverse Effect if (x) the business, assets (including intangible assets), financial condition, or results of operations of the Company and its subsidiaries, or Parent, BYOWC or any of their respective subsidiaries, as the case may be, in each case taken as a whole, are or are reasonably likely to be materially worse than if such representation or warranty had been true and correct or such obligation, agreement or covenant had been performed, excluding, however, the effects of the changes specified in the proviso set forth in Section 1.18(a),
(y) in the case of the Company, such representation or warranty materially misstates the capitalization of the Company and/or its subsidiaries or (z) the failure of such representation or warranty to be true and correct or the failure to perform such obligation, agreement of covenant materially and adversely affects the ability of the Company or Parent, as the case may be, timely to consummate the transactions contemplated by this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent that, except as disclosed in forms, reports and other documents filed by the Company with the SEC since December 31, 1998 through the date of this Agreement (the "COMPANY SEC DOCUMENTS") or set forth in the corresponding section of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

                  SECTION 2.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority is not reasonably likely to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing is not reasonably likely to have a Material Adverse Effect. The Company's only "significant" subsidiary, as defined in Regulation S-X, is Micro Warehouse Ltd., a U.K. company (the "COMPANY SIGNIFICANT SUBSIDIARIES"). Section 2.01 of the Company Disclosure Schedule describes the jurisdiction of incorporation of each subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company. Except for the capital stock and other ownership interests in its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company has invested (and currently owns) or is required to invest $100,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

                  SECTION 2.02 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore made available to Parent a complete and correct copy of its Certificate of

Incorporation and Bylaws as amended to date (the "COMPANY CHARTER DOCUMENTS"), and will make available to Parent at Parent's request, as promptly as practicable, the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each Company Significant Subsidiary (the "SUBSIDIARY DOCUMENTS"). Such Company Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of the Company Significant Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, except for violations of the Subsidiary Documents which do not and are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, except for violations of such documents which, individually or in the aggregate, do not and are not reasonably likely to have a Material Adverse Effect.

                  SECTION 2.03 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 100,000 shares of Preferred Stock, $.01 par value ("COMPANY PREFERRED STOCK"), and 45,000 shares of Series A Junior Participating Preferred Stock, $.01 par value ("COMPANY SERIES A PREFERRED STOCK"). As of November 30, 1999, (i) 36,059,088 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding shares which are issued but not outstanding all of which are not entitled to vote), (ii) there were no shares of Company Common Stock which were held by subsidiaries of the Company,
(iii) 6,000,000 shares of Company Common Stock were reserved for grants pursuant to the Company Stock Option Plans, and 4,028,320 shares of Company Common Stock were subject to existing grants under the Company Stock Option Plans, and (iv) no shares of Company Preferred Stock or Company Series A Preferred Stock were issued and outstanding. No change in such capitalization has occurred since November 30, 1999, except for changes resulting from the exercise of Stock Options. Except for existing option grants referred to in clause (iii) above, options whose issuance is permitted after the date hereof pursuant to Section 4.01, Rights under the Rights Agreement and the Warrant contemplated by Section 1.07, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's Significant Subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

                  SECTION 2.04 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Company's Charter Documents and the filing of the appropriate documents with respect to the Merger in accordance with the DGCL). As of the date of this Agreement, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate the Offer and the Merger upon the terms and subject to the conditions of this Agreement and has adopted resolutions so that Section 203 of the DGCL is not applicable to the Offer, the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by BYOWC, Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company.

                  SECTION 2.05 CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Section 2.05(a) of the Company Disclosure Schedule includes, as of the date of this Agreement, a list of (i) other than intercompany agreements, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $275,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business or involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $100,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act but have not been so filed with the SEC.

                  (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to (each, a "CONSENT"), any governmental or regulatory authority, domestic or foreign (each, a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Securities Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), filings and consents under any applicable foreign laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("FOREIGN MONOPOLY LAWS"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement ("ENVIRONMENTAL, HEALTH AND SAFETY LAWS"), and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or is not otherwise reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

                  SECTION 2.06 COMPLIANCE; PERMITS. (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (b) The Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"), except where the failure to hold such Company Permits is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports or where the failure to so comply is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 2.07 SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1996. All such forms, reports and documents (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the forms, reports and documents referred to in Section 2.07(a) (or if amended or superceded by a filing prior to the date of this Agreement to restate or reclassify amounts shown thereon, then as restated or reclassified) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Reports), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  SECTION 2.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1999, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting or which is reasonably likely to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices (other than changes required by GAAP after the date of this Agreement); or (v) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

                  SECTION 2.09 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 1999 included in the Company's Quarterly Report of Form 10-Q for the quarter ended September 30, 1999 (the "1999 BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1999 Balance Sheet, (c) incurred since September 30, 1999 in the ordinary course of business, (d) incurred in connection with this Agreement, the Offer or the Merger or the other transactions contemplated hereby, or (e) which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 2.10 ABSENCE OF LITIGATION. Except for those arising out of transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 2.11 EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.
(a) Section 2.11(a) of the Company Disclosure Schedule lists, all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA (a "COMPANY ERISA Affiliate"), or any subsidiary of the Company, excluding any plans that have not been maintained or contributed to in the six year period ending on the date hereof, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 2.11, the "COMPANY EMPLOYEE PLANS"). The Company has made available to Parent, prior to the date of this Agreement, copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the latest reports which have been filed with the Department of Labor with respect to each Company Employee Plan required to make such filing and (iv) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

                  (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) to the knowledge of the Company, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) to the knowledge of the

Company, no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach is reasonably likely to result in any material liability to the Company or any Company ERISA Affiliate; (iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements of applicable law (including but not limited to the applicable notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998), and may (to the knowledge of the Company without a duty of inquiry) by their terms be amended and/or terminated at any time to the greatest extent permitted by applicable law, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the Company's knowledge, nothing has occurred which is reasonably likely to impair such determination; (vi) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, there are no pending, nor to the Company's knowledge any threatened, claims, investigations or causes of action with respect to any Company Employee Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company, any Company director, officer or employee, any Company Employee Plan or any fiduciary of a Company Employee Plan; and (vii) there are no communications to any employee, former employee or any other person who may be entitled to benefits under any Company Employee Plan that are materially inconsistent with any provision of any Company Employee Plan.

                  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list ,as of the date of this Agreement, of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right.

                  (d) To the extent not already included and so labeled in
Section 2.11(a) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals that obligate the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $100,000; (iii) all agreements with respect to the services of independent contractors or leased employees whether or not they participate in any of the Company Employee Plans that obligate the Company or any of its subsidiaries to make annual cash payments exceeding $100,000; (iv) all officers of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; and (v) all plans, programs, agreements and other arrangements of the Company which contain change of control provisions.

                  (e) None of the Company Employee Plans is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

                  (f) (i) The Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company stock; (ii) since December 8, 1999, the Company has not proposed nor agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; and (iv) no person will be entitled to any severance benefits under the terms of any Company Employee Plan solely by reason of the consummation of the transactions contemplated by this Agreement.

                  (g) The Company has no stock purchase plan or similar plan pursuant to which employees of the Company or its subsidiaries are offered the right or option to purchase securities of the Company other than the Company's 1992 and 1994 Stock Option Plans.

                  SECTION 2.12 LABOR MATTERS.

                  (a) There are no controversies, including any strikes, slowdowns, work stoppages, lockouts, pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had, or are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (b) Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any significant number of such employees.

                  (c) The Company is in compliance with all applicable laws (including any legal obligation to engage in affirmative action), agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company including all such laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant governmental authority, except where the failure to be in compliance is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 2.13 DISCLOSURE DOCUMENTS. The Schedule 13E-4 and the
Schedule 14D-9 will comply in all material respects with the Securities Exchange Act, except that no representation or warranty is being made by the Company with respect to the Parent Information (as defined below) included in the Schedule 13E-4 or the
Schedule 14D-9. Neither the Schedule 13E-4 nor the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule 14D-1 or the Offer Documents will, at the respective times the Schedule 13E-4, the Schedule 14D-9, the Schedule 14D-1 and the Offer Documents are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act, except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or first sent to stockholders or at the time of the Company's stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation or warranty is being made by the Company with respect to the Parent Information included in the Proxy Statement.

                  SECTION 2.14 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or is reasonably likely to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, except for any prohibition or impairment as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 2.15 TITLE TO PROPERTY. The Company and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1999 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others any real or personal property, are valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 2.16 TAXES. Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

                    (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 1999 Balance Sheet have been established or which are being contested in good faith. There are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending audits or investigations or, to the knowledge of the Company's Vice President/Controller or any other officer senior thereto, threatened of or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims and assessments for which adequate reserves in the 1999 Balance Sheet have been established or which are being contested in good faith or claims or assessments that are immaterial in amount). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. The federal income tax returns of the Company and its subsidiaries have been audited by the IRS for the taxable year through 1995. The statute of limitations period for assessment of federal income taxes has expired for all taxable years through the taxable year ending 1995. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes. Neither the Company nor any of its subsidiaries will be required to include any adjustment in taxable income for any period ending after the Closing under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Closing or pursuant to an agreement with a Tax authority with regard to the Tax liability of the Company or any of its subsidiaries for any period ending on or before the Closing. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Tax matters. Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is or is reasonably likely to be treated as a partnership for federal income tax purposes. None of the Company's property is "tax exempt use property" within the meaning of
Section 168(h) of the Code. There are no private letter rulings in respect of any Tax pending between the Company or its subsidiaries and any taxing authority. The Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (b) For purposes of this Agreement, the term "TAX" shall mean any United States federal, state, local, non-United States or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

                  SECTION 2.17 ENVIRONMENTAL MATTERS. (a) Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with applicable Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

                  (b) Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

                  (c) There are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (d) Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Reports, (i) the Company has not been notified in writing that any locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, or any analogous state site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; PROVIDED, HOWEVER, that other than in the case of a Company Facility, the representations in clause
(ii), (iii), and (iv) are made to the knowledge of the Company.

                  (e) For purposes of this Agreement:

                  (i) "ENVIRONMENTAL CLAIM" means any written claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, owned, leased or operated by the Company or any of its subsidiaries to the extent occurring at the time of such ownership, lease or operation or at any other time to the extent liability therefor has been retained or assumed by the Company or any of its subsidiaries.

                  (ii) "ENVIRONMENTAL LAWS" means all United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including but not limited to CERCLA, RCRA, TSCA, OSHA, the Clean Air Act, the Clean Water Act, each as amended or supplemented, and any applicable transfer statutes or laws.

                  (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

                  (iv) "COMPANY FACILITY" means each of the Company Warehouse, Bldg. 11, 3336 State Route 73, Wilmington, Ohio and the Company Corporate Headquarters at 535 Connecticut Avenue, Norwalk, Connecticut.

                  SECTION 2.18 BROKERS. No broker, finder or investment banker (other than the Financial Advisor, the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

                  SECTION 2.19 INTELLECTUAL PROPERTY. (a) As used herein, the term "INTELLECTUAL PROPERTY ASSETS" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks and copyrights, and registrations and applications therefor, trade names, common law marks, know-how, trade secrets, computer software programs and proprietary information. As used herein, "COMPANY INTELLECTUAL PROPERTY ASSETS" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries that are material to the business of the Company and its subsidiaries as currently conducted.

                  (b) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Company Intellectual Property Assets without conflict with the rights of others.

                  (c) Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of the Company, are threatened in writing by any person with respect to the Company Intellectual

Property Assets, or (ii) are currently pending or, to the knowledge of the Company, threatened by any person with respect to the Intellectual Property Assets of a third party (the "THIRD PARTY INTELLECTUAL PROPERTY ASSETS") to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

                  (d) Except as is not reasonably likely to have a Material Adverse Effect, neither the Company nor any of its subsidiaries knows of any valid grounds for any bona fide claim to the effect that the licensing or use by the Company or any of its subsidiaries of any product now licensed or used or proposed for license or use by the Company or any of its subsidiaries infringes on any Third Party Intellectual Property Assets, PROVIDED, HOWEVER, that nothing in this Section 2.19(d) shall be deemed to apply to products purchased or licensed by the Company for resale in the ordinary course of the Company's business.

                  (e) The Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses included in the Company Intellectual Property Assets, except where the failure to so protect or maintain is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (f) (i) Each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of the Company and/or each of its subsidiaries included in the Company Intellectual Property Assets is valid and subsisting and (ii) each material license of Company Intellectual Property Assets is valid, subsisting and enforceable.

                  (g) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

                  (h) The disclosure under the heading "Year 2000" contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1999 is accurate and in compliance with applicable law in all material respects.

                  SECTION 2.20 INTERESTED PARTY TRANSACTIONS. Except for events as to which the amounts involved do not, in the aggregate, exceed $100,000, since the Company's proxy statement dated April 30, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                  SECTION 2.21 INSURANCE. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide coverage appropriate in character and amount for the businesses of the Company and its subsidiaries and their respective properties and assets, except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 2.22 PRODUCT LIABILITY. Since January 1, 1998, the Company has not received written notice of any claim, pending or threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  SECTION 2.23 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has been advised by the Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the Per Share Amount is fair to the holders of Shares from a financial point of view.

                  SECTION 2.24 RIGHTS AGREEMENT. The Board of the Directors of the Company has authorized and approved, and the Company has executed, an amendment to the Rights Agreement (as defined in Section 4.02(d)) to the effect that (i) none of Parent, Purchaser or their affiliates, either individually or as a group, shall become an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same, and (ii) no Distribution Date or Share Acquisition Date (as each such term is defined in the Rights Agreement) (each a "RIGHTS EVENT") shall occur by virtue of the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same. The Company will use its reasonable best efforts to cause the Rights Agent (as defined in the Rights Agreement) to execute such amendment as promptly as practicable.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Except as would not prevent or delay consummation of the Merger or otherwise materially and adversely affect the ability of Parent, BYOWC and Purchaser to perform their respective obligations under this Agreement or as set forth in the disclosure schedule delivered by the Parent to the Company prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent and BYOWC, jointly and severally, hereby represent and warrant to the Company as follows:

                  SECTION 3.01 ORGANIZATION AND GOOD STANDING. BYOWC is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Other than Purchaser, Parent has no subsidiaries.

                  SECTION 3.02 AUTHORIZATION; BINDING AGREEMENT. BYOWC, Parent and Purchaser have all requisite limited liability company or corporate power and authority, as the case may be, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent, Purchaser and BYOWC of the transactions contemplated hereby (including, but not limited to, the Offer and the Merger), have been duly and validly authorized by the members of BYOWC and by the Boards of Directors of Parent and Purchaser, as applicable, and no other limited liability company or corporate proceedings on the part of Parent, Purchaser or BYOWC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Purchaser and BYOWC and, assuming due authorization, execution, and delivery by the Company, constitute the legal, valid and binding obligations of Parent, Purchaser and BYOWC.

                  SECTION 3.03 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Parent, Purchaser or BYOWC is required in connection with the execution or delivery by Parent, Purchaser and BYOWC of this Agreement, or the consummation by Parent, Purchaser and BYOWC of the transactions contemplated hereby, other than filings with the SEC, any filings under the HSR Act, compliance with applicable Blue-Sky Laws and any applicable Foreign Monopoly Laws, such filings and consents as may be required under any Environmental, Health and Safety Laws, and the filing and recordation of appropriate merger or other documents as required by the DGCL.

                  SECTION 3.04 NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Parent, Purchaser and BYOWC with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Formation and Operating Agreement of BYOWC or the Certificate of Incorporation and Bylaws of Parent and Purchaser, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent, Purchaser or BYOWC is a party or by which Parent, Purchaser or BYOWC, or any of their assets or property is subject,
(iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Parent, Purchaser or BYOWC or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION
3.03 hereof, violate any Law to which Parent, Purchaser or BYOWC or their respective assets or properties are subject, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Offer or the Merger, or otherwise materially and adversely affect the ability of Parent, Purchaser and BYOWC to perform their respective obligations under this Agreement.

                  SECTION 3.05 DISCLOSURE DOCUMENTS. None of the information supplied by Parent, Purchaser or BYOWC or their respective officers, directors, managers, members, representatives, agents or employees (the "PARENT INFORMATION") for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or first mailed to the Company's stockholders, at the time of the Company's stockholders' meeting, contain any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading. Neither the Schedule 14D-1 or the Offer Documents or any amendments thereof or supplements thereto nor any of the Parent Information provided specifically for inclusion in the Schedule 13E-4 or the Schedule 14D-9 will, at the respective times the Schedule 14D-1, the Offer Documents, the Schedule 13E-4 or the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor BYOWC makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The
Schedule 14D-1 and the Offer Documents will comply as to form in all material respects with the provisions of the Securities Exchange Act.

                  SECTION 3.06 FINDERS AND INVESTMENT BANKERS. Except for Credit Suisse First Boston Corporation ("CSFB"), whose fees and expenses will be paid by Parent, none of BYOWC, Parent, Purchaser, and their respective officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby.

                  SECTION 3.07 FINANCING ARRANGEMENTS. (a) Parent has, on or prior to the date of this Agreement, entered into one or more subscription agreements pursuant to which the subscribers thereunder have, subject to the conditions set forth in this Agreement and no other conditions, agreed to make an equity investment in Parent of an aggregate of $80 million in cash or Shares valued at $19.00 per share for use in connection with the Offer and Merger (the "EQUITY INVESTMENT").

                  (b) Parent has, on or prior to the date hereof, entered into a commitment letter with an investment fund managed by Freeman Spogli & Co.
LLC ("FREEMAN SPOGLI") attached hereto as Exhibit 2, pursuant to which Freeman Spogli has agreed, subject to the terms and conditions contained in such letter and no other conditions, to make an equity investment in Parent (the "EQUITY FINANCING") of an aggregate of $130 million in cash for use in connection with the Offer and the Merger.

                  (c) Parent has, on or prior to the date hereof, entered into a commitment letter with CSFB, CIBC Inc. ("CIBC") and CIBC World Markets Corp. ("CIBC WORLD") attached hereto as Exhibit 3, pursuant to which CSFB, CIBC and CIBC World have committed, subject to the conditions contained in such letter and no other conditions, to lend an aggregate of up to $320 million to Purchaser in cash to the Purchaser for purposes of financing the Purchaser Offer (the "DEBT FINANCING" and together with the Equity Financing, the "FINANCING") and, effective upon the initial acceptance for payment of Shares pursuant to the Offer, to make available to the Company and Purchaser a revolving credit facility in the amount of up to $70 million (the "NEW COMPANY CREDIT FACILITY").

                  (d) The Equity Investment and the Financing are sufficient, together with the Company Contribution Amount, to pay the aggregate consideration to the holder of Shares and Company Options as contemplated by this Agreement and to make all other necessary payments of fees and expenses required to be paid by Parent and Purchaser in connection with the transactions contemplated by this Agreement.

                  SECTION 3.08 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing in connection therewith), Purchaser has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                  SECTION 3.09 DGCL SECTION 203. Other than by reason of this Agreement or the transactions contemplated hereby, Parent is not an "interested stockholder" of the Company, as that term is defined in Section 203 of the DGCL.

                  SECTION 3.10 BENEFICIAL OWNERSHIP OF SHARES. Except as previously disclosed in writing to the Company, none of Parent, BYOWC or Purchaser "beneficially owns" (as defined in Rule 13d-3 under the Securities Exchange Act) any of the outstanding shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

                  SECTION 3.11 SURVIVING CORPORATION AFTER THE MERGER. At and immediately after the Effective Time, and after giving effect to the Offer and the Merger, any indebtedness incurred in connection with the Offer and the Merger and any other transactions contemplated in connection therewith (and any changes in the Surviving Corporation's assets and liabilities as a result thereof), the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred or plan to incur debts beyond its ability to pay as they mature.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 4.01 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which in the case of clauses (c), (d)(iv), (e), (f), (h) or (i) will not be unreasonably withheld or delayed:

                  (a) amend or otherwise change the Company's Certificate of Incorporation or By-Laws;

                  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Options under the Company Stock Option Plans, which options are outstanding on the date hereof);

                  (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $250,000 in the aggregate);

                  (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date hereof or expressly permitted hereunder, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

                  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for
(x) borrowings and reborrowings under the Company's existing credit facilities not in excess of $5 million and (y) other borrowings not in excess of $500,000 or issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $8,000,000 from the date hereof until March 31, 2000; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

                  (f) except as set forth in Section 4.01(f) of the Company Disclosure Schedule, increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries (who are not directors or executive officers of the Company) in accordance with past practices, or grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement, with any new employee of the Company or any of its subsidiaries, except for an agreement entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $150,000, or establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan (within the meaning of Section 2.11 of this Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement;

                  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP or SEC position occurring after the date hereof;

                  (h) make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability;

                  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports or incurred in the ordinary course of business and consistent with past practice; or

                  (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect (subject to the first sentence of Article II) or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

                  SECTION 4.02 NO SOLICITATION. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined in Section 7.01) (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third person which has made a BONA FIDE Acquisition Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such person has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and BYOWC, or (ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c), considering and negotiating a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; PROVIDED, HOWEVER, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer and (y) the Board of Directors of the Company determines (after due consultation with independent counsel, which may be Jones, Day, Reavis & Pogue) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties; PROVIDED, FURTHER, that if a third person has made an Acquisition Proposal and the Company cannot determine based upon the information provided by the third person whether the Acquisition Proposal is a Superior Proposal, it may so indicate to the third person. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (i) (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its stockholders than the Offer and the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement which as of that time had been proposed by Parent and (ii) to be more favorable to the Company than the Offer and the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed by the Board of Directors of the Company required under the laws of the State of Delaware.

                  (b) The Company shall notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

                  (c) Except to the extent the Board of Directors of the Company determines in (after due consultation with independent counsel, which may be Jones, Day, Reavis & Pogue) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties, neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval by such Board of Directors of this Agreement, the Offer or the Merger; PROVIDED, HOWEVER, that in no event may the Board of Directors withdraw or modify its recommendation as aforesaid earlier than the second full business day following Parent's receipt of written notice of the intention of the Board of Directors of the Company to do so.

                  (d) The Company and the Board of Directors of the Company shall not (i) redeem the rights (the "RIGHTS") issued under the Rights Agreement, dated as of June 17, 1996, between the Company and State Street Bank and Trust Company NA, as Rights Agent (the "RIGHTS AGREEMENT"), or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend to stockholders, or publicly propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms. It is understood and agreed that a deferral of the distribution of Rights following the commencement of a tender offer or exchange offer shall not be prohibited hereunder.

                  (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation.

                  (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

                  (g) The Company shall ensure that the officers and directors of the Company and the Company Significant Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02. The Company shall be responsible for any failure of the Company's officers, directors, investment bankers or other advisors or representatives to comply with such restrictions.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01 APPROVAL OF THE MERGER. As promptly as practicable after the date on which the Purchaser and, if required, the Company, complete the purchase of shares in the Offer (the "OFFER COMPLETION DATE") and to the extent required by applicable law, the Company shall prepare and file with the SEC preliminary proxy materials or a preliminary information statement which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by Parent of all Parent Information required to be contained therein, the Company shall file with the SEC the definitive Proxy Statement relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company pursuant to this Agreement. The Proxy Statement shall contain the recommendation of the Board of Directors of the Company in favor of approval of this Agreement and the Merger. Thereafter, the Company shall take all steps necessary so that this Agreement and the Merger will be presented for the approval of stockholders, either at a stockholders meeting duly called for such purpose or by the written consent of stockholders in lieu of a meeting in accordance with the DGCL. BYOWC, Parent and Purchaser will use their reasonable best efforts to cause such meeting or consent (or the short form merger described in the next sentence) to occur within six months after the Offer Completion Date. The Company shall not be required to take any of the action specified in this Section if Parent or Purchaser may consummate the Merger without the vote or approval of stockholders in accordance with the short form merger provisions of Section 253 of the DGCL.

                  SECTION 5.02 VOTING OF SHARES BY PURCHASER. At any meeting of the Company's stockholders held for the purpose of voting upon this Agreement and the Merger, Parent, Purchaser, BYOWC and any of their respective subsidiaries shall vote all of the Shares then owned by them in favor thereof.

                  SECTION 5.03 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) The Company shall (and shall cause its subsidiaries to):

                  (i) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access during normal business hours to its properties, books, contracts, commitments and records;

                  (ii) furnish to Parent all information concerning its business, properties and personnel as Parent may reasonably request or has reasonably requested; and

                  (iii) make available during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request.

                  (b) Parent shall keep all information disclosed to it pursuant to this Section 5.03 confidential in accordance with the terms of the confidentiality letter, dated November 22, 1999 (the "CONFIDENTIALITY LETTER"), between BYOWC and the Company.

                  SECTION 5.04 CONSENTS; APPROVALS. The Company, BYOWC and Parent shall each use its commercially reasonable efforts (which efforts, to the extent reasonably practicable, shall be made prior to the consummation of the Offer) to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make (or, if applicable, BYOWC will make) all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company, BYOWC, Purchaser and Parent shall furnish all information required to be included in the Proxy Statement or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement. If a filing under the HSR Act is required with respect to the Merger, each party hereto shall make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten business days after the date hereof, shall promptly supply any additional information and documentary material that may be requested pursuant to the HSR Act, and shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party hereto shall promptly make any other filing that may be required under any antitrust law or by any antitrust authority.

                  SECTION 5.05 INDEMNIFICATION AND INSURANCE. (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

                  (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Amended and Restated Certificate of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation (and, for these purposes, Jones, Day, Reavis & Pogue shall be deemed reasonably satisfactory to the Surviving Corporation), (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

                  (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "OFFICER EMPLOYEES") with the Company's directors and officers existing at or before the Effective Time.

                  (d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                  (e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.05.

                  (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties, and the Officer Employees, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. Without limiting the generality or effect of the foregoing, in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the continuing or surviving corporation or purchase of such properties and assets assumes the obligations set forth in this Section 5.05.

                  SECTION 5.06 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to BYOWC and Parent, and BYOWC and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate, (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy, or the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is reasonably likely to cause the failure by such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the Company obtaining knowledge of a material breach by Parent, or Parent obtaining knowledge of a material breach by the Company, of their respective representations, warranties, or covenants hereunder of which the breaching party has not already given notice pursuant to clauses (i) or
(ii); or (iv) the occurrence of any other event which would be reasonably likely
(A) to have a Material Adverse Effect or (B) to cause any condition set forth in ANNEX I or ANNEX II hereto to be unsatisfied in any material respect at any time prior to the consummation of the Offer; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED FURTHER that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.01(h) or affect the rights and remedies of the party obligated to give any notice pursuant to the foregoing clause (iii) unless the failure to give such notice results in material prejudice to the other party.

                  SECTION 5.07 FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The Company agrees to cooperate reasonably with BYOWC, Purchaser and Parent in connection with the negotiation and documentation of the Debt Financing.

                  SECTION 5.08 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Offer or Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of The Nasdaq Stock Market, in advance of obtaining such prior consent, if it has used all reasonable efforts to consult with the other party.

                  SECTION 5.09 CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                  SECTION 5.10 OPTION PLANS AND BENEFITS, ETC. Prior to the Effective Time, the parties to this Agreement shall take all such actions as shall be necessary to effectuate the provisions of Section 1.10.

                  SECTION 5.11 EMPLOYEE MATTERS. (a) Parent shall cause the Surviving Corporation to (i) satisfy all obligations of the Company under each existing severance agreement or employment agreement between the Company and any of its officers or employees, and (ii) for a period of one year beginning on the Effective Time, provide each individual who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (a "Company Employee"), so long as he or she remains employed by the Surviving Corporation or a subsidiary thereof during such one-year period, with (x) health and welfare benefits that are comparable in the aggregate to such benefits as are provided to Company Employees immediately prior to the Effective Time; (y) severance benefits pursuant to the Company's Severance Pay Plan in effect immediately prior to the Effective Time; and (z) 401(k) plan benefits and deferred compensation benefits as in effect under the Company's 401(k) plan and deferred compensation plan in effect immediately prior to the Effective Time. Notwithstanding the foregoing, Parent, the Surviving Corporation, or any subsidiary thereof may (A) terminate, amend or modify any health and welfare employee benefit plan, program or arrangement in any respect, (B) terminate the employment of any employee of, or the service of any independent contractor, leased employee or other service provider to, the Surviving Corporation or any subsidiary thereof, and (C) modify the terms and conditions of the employment of any such employee or the service of any such independent contractor, leased employee or other service provider.

                  (b) It is expressly agreed that the provisions of Section 5.11(a) are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Company Employee or any collective bargaining unit or employee organization.

                  (c) The Company shall use its reasonable best efforts to obtain from each holder of a Company Option his or her consent to the provisions of Section 1.10 prior to the initial expiration date of the Offer; PROVIDED, HOWEVER, that, in any event, the Company shall obtain such consent from the holders of 80% of such Company Options within 15 business days from the date hereof.

                  SECTION 5.12 COMPLIANCE WITH STATE PROPERTY TRANSFER STATUTES. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Parent, shall determine which actions, if any, must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Parent with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Parent's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. BYOWC and Parent shall provide to the Company any assistance reasonably requested by the Company with respect to such compliance.

                  SECTION 5.13 FINANCING COVENANTS. (a) Parent covenants and agrees that it will not, without the prior consent of the Company (which consent shall not be unreasonably withheld), enter into any material amendment to, or modification or waiver of, any of the terms of the Equity Investment, the Equity Financing or the Debt Financing if such amendment, modification or waiver would
(i) reduce the aggregate amount of funds committed under the Equity Investment, the Equity Financing or the Debt Financing, as the case may be, (ii) add significant additional conditions to the consummation of the Equity Investment, the Equity Financing or the Debt Financing or (iii) have a significant adverse affect on or significantly delay the consummation of the Offer and/or the Merger. BYOWC and Parent shall enforce, to the fullest extent permitted under applicable law, the obligations of the respective investment and financing sources to provide the Equity Investment, the Equity Financing and the Debt Financing and shall use its reasonable best efforts to consummate the Equity Investment, Equity Financing and Debt Financing. BYOWC and Parent shall cause the capitalization and debt of Parent and its subsidiaries (other than the Company) after giving effect to the transactions contemplated hereby, to be satisfactory to the lenders under the Debt Financing. If any of the lenders or investors under the Debt Financing or Equity Financing is provided a solvency opinion, the Company shall be provided, as an addressee, with substantially the same opinion.

                  Parent's obligations under this Section 5.13(a) shall not be construed in any way as restricting the ability of Parent to modify or otherwise alter the terms, conditions or relative amounts of any debt or equity financing (including arranging for substitute providers of such debt or equity financing) as long as such modification or alteration does not (i) reduce the aggregate amount of funds under the commitments for the Equity Investment, the Equity Financing and the Debt Financing entered into on or prior to the date hereof,
(ii) add significant additional conditions to the funding of any of the Equity Investment, the Equity Financing or the Debt Financing, or (iii) have a significant adverse affect on or significantly delay the consummation of the Offer and/or the Merger.

                  (b) The Company covenants and agrees that:

                  (i) unless and until the Offer (including for this purpose any extensions pursuant to Section 1.02(d)) is consummated or this Agreement is terminated, the Company shall maintain on hand cash, cash equivalents and/or marketable securities (the "COMPANY OFFER CASH") in an amount equal to the sum of (x) $200,000,000 and (y) the Option Exercise Amount;

                  (ii) the Company shall, simultaneously with Purchaser's first purchase of the Shares tendered in the Offer, fully and unconditionally guarantee (the "GUARANTEE") the Debt Financing and shall, simultaneously with Purchaser's first purchase of Shares tendered in the Offer, secure such Guarantee by a first priority lien on and security interest in (together with the lien and security interest securing the New Company Credit Facility) substantially all of the assets of the Company (including, to the extent not used to purchase Shares in the Company Offer, the Company Offer Cash) on terms reasonably required by the provider of the Debt Financing, as approved by the Board of Directors of the Company (as constituted both before and after Parent has designated Directors pursuant to Section 1.04) provided that the New Company Credit Facility shall at the time have been substituted for the Company's existing bank credit facility; and

                  (iii) simultaneously with Purchaser's first purchase of Shares tendered in the Offer, the Company shall enter into the New Company Credit Facility, and shall, simultaneously with Purchaser's first purchase of Shares tendered in the Offer, secure its obligations under the New Company Credit Facility by a first priority lien on and security interest in (together with the lien and security interest securing the Guarantee) substantially all of the assets of the Company (including, to the extent not used to purchase Shares in the Company Offer, the Company Offer Cash), on the terms set forth in Exhibit 3 and such other customary terms for credit facilities of this nature as shall reasonably be required by the provider for the New Company Credit Facility, as approved by the Board of Directors of the Company (as constituted both before and after Parent has designated Directors pursuant to Section 1.04).

                  (c) The obligations contained in this Section 5.13 are not intended, nor shall they be construed, to benefit or confer any rights upon any third person.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  SECTION 6.01 OFFER. The Offer Completion Date shall have occurred; PROVIDED that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                  SECTION 6.02 STOCKHOLDER APPROVAL. This Agreement shall have been adopted at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with the DGCL.

                  SECTION 6.03 NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Parent shall use all reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

                  SECTION 6.04 GOVERNMENTAL APPROVALS. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except for those Consents the failure to obtain which will not have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

                                   ARTICLE VII

                                   TERMINATION

                  SECTION 7.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                  (a) subject to Section 1.04, by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

                  (b) by either Parent or the Company if the initial consummation of the Offer shall not have occurred on or prior to March 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date; or

                  (c) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in Annex I hereto, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer, PROVIDED that if the failure to satisfy any conditions set forth in Annex I shall be a basis for termination of this Agreement under any other clause of this Section 7.01, a termination pursuant to this clause (c) shall be deemed a termination under such other clause; or

                  (d) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                  (e) by Parent, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (x) (i) withdraw, modify or change its approval or recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent, (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any public position or make any disclosures to the Company's stockholders, whether or not permitted pursuant to Section 4.02(e), which has the effect of any of the foregoing; or

                  (f) by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties), if such failure to be true and correct, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (a "TERMINATING MISREPRESENTATION"); PROVIDED that, if such Terminating Misrepresentation is curable prior to the Initial Expiration Date (or any extension thereof) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

                  (g) by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement, shall have become untrue (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) if such failure to be true and correct, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (in either case, a "TERMINATING CHANGE"), in either case other than by reason of a Terminating Breach (as hereinafter defined); PROVIDED that, if any such Terminating Change is curable prior to the Initial Expiration Date (or any extension thereof) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

                  (h) by Parent or the Company, upon a material breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement (a "TERMINATING BREACH"); PROVIDED THAT, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to the Initial Expiration Date (or any extension thereof) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); PROVIDED THAT, it is expressly agreed that for the purposes of this
Section 7.01(h) (x) the Company's failure to obtain the consents required by the proviso of Section 5.11(c) shall be deemed to be material; and (y) a failure by Parent, Purchaser or BYOWC to comply with Section 5.13 shall be deemed to be material; or

                  (i) by the Company, in order to accept a Superior Proposal; provided that (A) the Offer shall not theretofore have been consummated (or, if the Offer is consummated and extended, initially consummated); (B) the Board of Directors of the Company determines (after due consultation with independent counsel, which may be Jones, Day, Reavis & Pogue) that it is or is reasonably likely to be required to accept such proposal in order to discharge properly its fiduciary duties; (C) the Company has given Parent two full business days' advance notice of the Company's intention to accept such Superior Proposal; (D) the Company shall in fact thereafter accept such proposal; (E) the Company shall have paid the Fee and expenses pursuant to Section 7.04(b); and (F) the Company shall have complied in all respects with the provisions of Section 4.02.

                  Notwithstanding the foregoing, the right to terminate this Agreement pursuant to clauses (e), (f), (g) and (h) above shall not be available to Parent if Purchaser or any other affiliate of Parent shall have acquired Shares pursuant to the Offer;

                  As used herein, "ALTERNATIVE TRANSACTION" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 30% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 30% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 30% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Significant Subsidiaries that are "significant" under Regulation S-X at a level of 30% or more, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a BONA FIDE public offering of such securities.

                  SECTION 7.02  [INTENTIONALLY OMITTED]

                  SECTION 7.03 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except for any obligation of Company, BYOWC or Parent set forth in Section 7.04 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company, BYOWC or Parent from liability for any willful breach hereof (it being understood that (x) the provisions of Section 7.04 do not constitute a sole or exclusive remedy for such willful breach and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful breach), and nothing shall relieve BYOWC or the Company or any of their affiliates of their obligations under the Confidentiality Agreement.

                  SECTION 7.04 FEES AND EXPENSES. (a) Except as set forth in this Section 7.04, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto.

                  (b) The Company shall pay Parent a fee of $14,500,000 (the "FEE") and shall also pay Parent $3,000,000 to reimburse Parent for documented expenses relating to the transactions contemplated by this Agreement (which expenses shall include all fees and expenses payable to any financing sources) upon the first to occur of any of the following events:

                  (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(b) or Section 7.01(c), PROVIDED THAT an Alternative Transaction shall be publicly announced by the Company or any third party within nine months following the date of such termination and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced; PROVIDED, HOWEVER, that for the purpose of this clause (i), all references to "30%" in the definition of Alternative Transaction shall be deemed to refer to "40%;"

                  (ii) the termination of this Agreement by Parent pursuant to
         Section 7.01(e); or

                  (iii) the termination of this Agreement by the Company pursuant to Section 7.01(i).

                  (c) Upon a termination of this Agreement by Parent pursuant to
Section 7.01(f) or 7.01(h), the Company shall pay to Parent Parent's actual, documented and reasonable out-of-pocket expenses relating to the transaction contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants), but in no event more than $3,000,000, and shall also pay to Parent Parent's actual and documented out-of-pocket expenses in the nature of fees, costs and expenses paid to financing sources.

                  (d) Parent shall pay the Company's actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses of financial advisors), such payment of Company Expenses not to exceed $3,000,000, upon the termination of this Agreement by the Company pursuant to Section 7.01(f) or 7.01(h).

                  (e) The Fee and expenses payable pursuant to Section 7.03(b), or the expenses payable pursuant to Section 7.03(c), and the expenses payable pursuant to Section 7.03(d), shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b), Section 7.03(c) or Section 7.03(d), as applicable; PROVIDED THAT, in no event shall the Company be required to pay the Fee or any expenses to Parent, nor shall Parent be required to pay any expenses to the Company if, immediately prior to the termination of this Agreement, the entity entitled to receive such fee and/or expenses was in material breach of its obligations under this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.05 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement.

                  (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule shall not be deemed an admission that such matter is material. No statement contained in any certificate or schedule required to be furnished by any party pursuant to this Agreement, including the Company Disclosure Schedule, shall contain any untrue statement of a material fact or omit to state any material facts necessary under the circumstances, in order to make the other statements contained therein not misleading.

                  SECTION 8.02 CERTAIN LIMITATIONS. (a) The representations and warranties made in this Agreement by the Company shall be deemed for all purposes to be qualified by the disclosures made in the Company Disclosure Schedule, regardless of whether in the case of any particular representation or warranty such representation or warranty refers to the specific section of the Company Disclosure Schedule in which disclosure is made or to any other portion thereof, so long as the relevance of a disclosure to the matter in question in another portion of the Company Disclosure Schedule is reasonably apparent.

                  (b) The parties hereto expressly acknowledge that regardless of the facts or circumstances, (i) no financial advisor, attorney, director, officer, employee, member, manager, stockholder or other representative of any party (a "REPRESENTATIVE") had, has or will have any duty to any other party in connection with this Agreement or the transaction contemplated hereby and (ii) no party will have any right of recovery against a Representative of any other party by reason of this Agreement or the transactions contemplated hereby on any theory, whether for alleged breach of contract, negligent misrepresentation, actual or constructive fraud, federal or state securities or other laws or otherwise; PROVIDED, HOWEVER, that nothing in this Section shall relieve any party of liability for the acts or omissions of its Representatives to the extent such liability attaches under this Agreement or applicable principles of law.

                  (c) The parties hereto hereby waive any and all claims or causes of action that might be asserted in connection with the transactions contemplated by this Agreement, including under common law (including common law fraud, constructive fraud, negligent misrepresentation or similar theories) or federal or state securities law including Rule 10b-5 under the Securities Exchange Act, trade regulation, environmental or other laws, except for claims or causes of action brought under and subject to the terms of this Agreement.

                  (d) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement, the events giving rise hereto and the transactions contemplated hereby, including the Merger (collectively, the "Transaction"). Accordingly, each of the parties hereby acknowledges and agrees (on behalf of itself and its affiliates) that:

                  (i) No party has relied or will rely upon any written or oral information previously furnished to or discovered by it or its representatives (including without limitation data room information or oral or written information previously furnished by or on behalf of the Company in connection with the Transaction, including without limitation information furnished by the Company, any affiliate of any of the Company or any of their respective Representatives, other than this Agreement (including the Schedules hereto);

                  (ii) There are no representations or warranties by or on behalf of any party hereto, the Company, any of their respective affiliates or any Company Representative in respect of the Transaction other than those expressly set forth in this Agreement (including the Schedules hereto); and

                  (iii) The parties' respective rights, obligations and remedies with respect to the Transaction will be solely pursuant to this Agreement.


                  SECTION 8.03 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a) If to Parent:

                                    BYOWC Partners LLC
                                    9965 Wilshire Blvd.
                                    Beverly Hills, CA 90212
                                    Attn: Alfred D. Boyer
                                    Telecopy:  (310) 937-6149
                                    Confirm:   (310) 247-2711

                  With a copy to:

                                    Kramer Levin Naftalis & Frankel LLP
                                    919 Third Avenue
                                    New York, NY  10022
                                    Attn:  Joshua M. Berman, Esq.
                                    Telecopy:  (212) 715-8000
                                    Confirm:  (212) 715-9100

                  (b) If to the Company:

                                    Micro Warehouse, Inc.
                                    535 Connecticut Avenue
                                    Norwalk, CT 06854
                                    Attn: Bruce L. Lev, Esq.
                                    Telecopy: (203) 899-4000
                                    Confirm:  (203) 899-4312

                  With a copy to:

                                    Jones, Day, Reavis & Pogue
                                    599 Lexington Avenue
                                    New York, New York 10022
                                    Attn: Randi L. Strudler, Esq.
                                    Telecopy:  (212) 755-7306
                                    Confirm: (212) 326-3939

                  SECTION 8.04 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

                  (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "business day" means any day other than a day on which banks in New York are required or authorized to be closed, except that for the purpose of determining any period of time prescribed by the rules and regulations of the SEC, "business day" shall mean any day other than a day on which the SEC is officially closed;

                  (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (d) "knowledge of the Company" means the actual knowledge of the executive officer of the Company and those persons employed by the Company who have primary responsibility for the matter in question after reasonable review of the applicable files in such person's possession, without a duty to conduct any special investigation outside of the ordinary course of business;

                  (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange
Act); and

                  (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, BYOWC or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent, BYOWC or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  SECTION 8.05 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 8.06 WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  SECTION 8.07 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.08 SEVERABILITY. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  (b) The Company and Parent agree that the Fee and expense provisions in Section 7.04 are fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of either the Fee or the expenses exceeds the maximum amount permitted by law, then the amount of such Fee or expenses shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

                  SECTION 8.09 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter, except to the extent specifically superseded hereby), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

                  SECTION 8.10 ASSIGNMENT; MODIFICATION OF STRUCTURE. (a) This Agreement shall not be assigned by operation of law or otherwise; except that all or any of the rights of Parent and/or Purchaser hereunder may be assigned to any subsidiary of BYOWC; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  (b) At the election of Parent, BYOWC, Parent, Purchaser and the Company shall take all steps necessary such that the merger of Purchaser and the Company shall be structured as a merger of Purchaser with and into the Company, with the Company being the Surviving Corporation, in accordance with the provisions of the DGCL. Except as may be necessary to reflect this change in transaction structure, the terms of this Agreement and the obligations of the parties pursuant hereto shall remain unchanged.

                  SECTION 8.11 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.05 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees).

                  SECTION 8.12 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  SECTION 8.13 ENFORCEMENT; GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, regardless of laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (c) Each of the parties hereto (I) (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (II) (a) agrees that any action under this Agreement may also be brought in any Federal or state court located in the City of New York, Borough of Manhattan and (b) agrees that it will not by motion or other action contest the bringing of any such action in the above mentioned courts rather than in any other venue or forum.

                  SECTION 8.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A facsimile copy of a signature page shall be deemed and original signature page.

                  SECTION 8.15 WAIVER OF JURY TRIAL. BYOWC, PARENT AND PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                  SECTION 8.16 OBLIGATIONS OF BYOWC. BYOWC shall be jointly and severally responsible with Parent and/or Purchaser for each and every obligation of Parent or Purchaser under this Agreement to be performed at or prior to the Effective Time.

                  SECTION 8.17 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                  IN WITNESS WHEREOF, BYOWC, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                  BYOWC PARTNERS LLC


                                  By: /s/ Alfred D. Boyer
                                      ---------------------------------
                                      Name:   Alfred D. Boyer
                                      Title:  Managing Member





                                  BRIDGEPORT HOLDINGS INC.


                                  By: /s/ Alfred D. Boyer
                                      ---------------------------------
                                      Name:  Alfred D. Boyer
                                      Title: Vice President


                                  BRIDGEPORT ACQUISITION CORPORATION


                                  By: /s/ Alfred D. Boyer
                                      ---------------------------------
                                      Name:  Alfred D. Boyer
                                      Title: Vice President


                                  MICRO WAREHOUSE, INC.


                                  By: /s/ Bruce L. Lev
                                      ---------------------------------
                                      Name:  Bruce L. Lev
                                      Title: Executive Vice President

                                     ANNEX I

                  CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Purchaser Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Purchaser Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Purchaser Offer if (i) there shall not be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares such that, upon consummation of the Offer and contribution to the Purchaser of the Shares owned by BYOWC, Purchaser would own at least 51% of the total number of issued and outstanding Shares on a fully diluted basis, (the "MINIMUM CONDITION") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the initial time of acceptance of Shares for payment pursuant to the Offer, any of the following conditions exists,

                  (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a law, rule or regulation shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, or (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets, which is material to the business of the Company taken as a whole or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or its or BYOWC's business or assets, or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares purchased by Purchaser pursuant to the Offer or acquired by Parent in the Merger on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company (other than, prior to the Effective Time, by reason of there being minority stockholder in the Company); or

                  (b) there shall have been instituted, pending or threatened (in writing or by public announcement) an action by a Governmental Authority seeking (i) to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or (ii) to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

                  (c) this Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

                  (d) Parent and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

                  (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Shares on NASDAQ or (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States; or

                  (f) all proceeds of the Financing necessary to consummate the Offer shall not have been received by Purchaser or the New Company Credit Facility shall not be in effect; PROVIDED that this condition shall not apply if
(x) the failure of Purchaser to receive the proceeds of the Financing or the failure of the New Company Credit Facility to be in effect shall have been occasioned by the action or inaction by BYOWC or Parent, which action or inaction also constitutes a breach of any material covenant, representation or warranty of BYOWC or Parent under this Agreement or (y) the failure of Purchaser to receive the proceeds of the Equity Financing shall have been occassioned by the inability to document such financing in a manner reasonably satisfactory to Freeman Spogli; or

                  (g) any of the representations and warranties made by the Company in this Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such later date (other than representations and warranties made as of a specified date) (in each case without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), or the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement, if such failure to be true and correct or such failure to perform, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, PROVIDED, HOWEVER, that such breach or failure to perform is incapable of being cured or has not been cured the Initial Expiration Date (as it may be extended); or

                  (h) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

                  (i) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act) ("PERSON/GROUP"), other than Parent and Purchaser and any person/group identified in the Company's Proxy Statement dated June 3, 1999), shall have acquired beneficial ownership of more than 15% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 15% of the outstanding Shares and which, in each case, does not tender the Shares beneficially owned by it in the Offer; (ii) any new group shall have been formed which beneficially owns more than 15% of the outstanding Shares and which does not tender the Shares beneficially owned by it in the Offer; or (iii) any person/group (other than Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

                  (j) any change, development, effect or circumstance shall have occurred or be threatened that is reasonably likely to have a Material Adverse Effect with respect to the Company; or

                  (k) the Rights shall have become exercisable; or

                  (l) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 2 business days; or

                  (m) the Company Offer shall not be consummated at the same time as the Purchaser Offer (other than by reason of the fact that the number of Shares tendered in the Offer were not sufficient to require the purchase of Shares by the Company in the Offer pursuant to Section 1.02).

                  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                  Should the Purchaser Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

                                    ANNEX II

                  CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Company Offer, the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act (relating to the obligation of the Company to pay for or return tendered Shares promptly after termination or withdrawal of the Company Offer), pay for, and (subject to any such rules or regulations) `may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Company Offer for if (i) there shall not be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares such that, upon consummation of the Offer and contribution to the Purchaser of the BYOWC Shares, Purchaser would own at least 51% of the total number of issued and outstanding Shares on a fully diluted basis, (the "MINIMUM CONDITION") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the initial time of acceptance of Shares for payment pursuant to the Offer, any of the following conditions exists,

                  (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a law, rule or regulation shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case restrains or prohibits the making or consummation of the Offer or the consummation of the Merger; or

                  (b) there shall have been instituted, pending or threatened (in writing or by public announcement) an action by a Governmental Authority seeking to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger; or

                  (c) this Agreement shall have been terminated by the Company or Parent in accordance with its terms, including by the Company pursuant to
Section 7.01(i); or

                  (d) Parent and the Company shall have agreed that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

                  (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Shares on NASDAQ or (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States; or

                  (f) any of the representations and warranties made by Parent in the Merger Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such later date (other than representations and warranties made as of a specified date) (in each case without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), or Parent shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement, if such failure to be true and correct or such failure to perform, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, PROVIDED, however, that such breach or failure to perform is incapable of being cured or has not been cured the Initial Expiration Date (as it may be extended); or

                  (g) the New Company Credit Facility shall not be in effect, PROVIDED that this condition shall not apply if the failure of the New Company Credit Facility to be in effect shall have been occasioned by the action or inaction of the Company, which action or inaction also constitutes a breach of any material covenant, representation or warranty of the Company under this Agreement; or

                  (h) the Purchaser Offer shall not be consummated at the same time as the Company Offer.

                  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                  Should the Company Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

                                    EXHIBIT 1
                       TO THE AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               BYOWC PARTNERS LLC,
                            BRIDGEPORT HOLDINGS INC.
                       BRIDGEPORT ACQUISITION CORPORATION
                            AND MICRO WAREHOUSE, INC.


                          SUMMARY OF TERMS OF WARRANT*


ISSUER:                           Surviving Corporation

SECURITY:                         Warrant to purchase common stock.

NUMBER OF SHARES:                 The sum of (i) the number of Shares
                                  purchased by the Company in the Offer; (ii) the number of shares exchanged for cash consideration in the Merger; and (iii) the number of Dissenting Shares.

EXERCISE PRICE:                   $19 per share in cash.

DATE OF ISSUANCE:                 The Closing Date of the Merger.

TERM:                             10 years from the date of issuance.

ANTI-DILUTION:                    Subject to customary anti-dilution provisions.
                                  Assumes an initial number of shares of common stock of the Surviving Corporation equal to the number of Shares held by BYOWC, Parent, Purchaser or any direct or indirect wholly owned subsidiary of BYOWC immediately prior to the Effective Time.


--------
*    Defined terms have the meanings assigned to them in the Merger Agreement.

                                                                       EXHIBIT 2



                                                               December 20, 1999

BYOWC Partners LLC
9965 Wilshire Boulevard
Beverly Hills, California  90212

                  RE:  PROJECT BRIDGEPORT

Gentlemen:

         The purpose of this letter is to set forth the undersigned's commitment to provide preferred and common equity financing for the acquisition, by a new company ("Acquisition") to be formed by the undersigned and you and your associates, of all of the common stock of Bridgeport, Inc. in a combined tender offer, self tender and merger pursuant to an acquisition agreement (the "Acquisition Agreement") in form and substance satisfactory to the undersigned and you.

         Attached hereto are Summary Term Sheets for (i) a Securities Purchase Agreement pursuant to which the undersigned would purchase preferred stock (the "Preferred Shares") of Acquisition's parent ("Holdings") and 50 percent of the common stock (the "Common Shares") of Holdings (with the other 50 percent of the Common Shares to be purchased by you and your associates), (ii) warrants to purchase Common Shares representing 20 percent of the initial primary Common Shares, which would be acquired by you and your associates, and (iii) a Securityholders Agreement providing for certain matters relating to, among other things, the composition of Holding's board of directors and its governance and certain rights and obligations, including registration rights, relating to exit transactions.

         We are pleased to commit, subject to the conditions set forth herein and in the attachments hereto, to purchase, at the Closing under the Acquisition Agreement, (i) the Preferred Shares, for an aggregate of $50 million, and (ii) 50 percent of the Common Shares, for an aggregate of $80 million. This commitment is subject to the following conditions:

         1. The negotiation, execution and delivery of the documentation referenced herein in form and substance reasonably satisfactory to us (it being understood that we have reviewed the Acquisition Agreement and are satisfied with it, provided that it is not be amended without our consent).

         2. The availability of debt financing, including a term loan and a revolver, in amounts and on terms and conditions consistent with the form of Commitment Letter attached hereto.

         3. The satisfaction of the conditions described in the attachments hereto.

         FS Equity Partners IV, L.P. is excited about the opportunity to invest in Bridgeport. We are available to discuss this commitment letter at your earliest convenience. Please contact Charles Rullman at (310) 444-1833 or Jon Ralph at (310) 444-1842 with any questions regarding this letter.

                                     Sincerely yours,

                                     FS Equity Partners IV, L.P.

                                     By: FS Capital Partners LLC,
                                         its general partner


                                     By: /s/ Charles P. Rullman
                                         ---------------------------------------
                                         Name:  Charles P. Rullman
                                         Title: Vice President




AGREED AND ACCEPTED:

BYOWC Partners LLC


By: /s/ Alfred D. Boyer
    -------------------------------
    Name:   Alfred D. Boyer
    Title:  Managing Member

                               PROJECT BRIDGEPORT


                                SUMMARY OF TERMS
                                       FOR
                          SECURITIES PURCHASE AGREEMENT



ISSUER:             Bridgeport Holdings Inc.

PURCHASER:          FS Equity Partners IV, L.P. and its designees (collectively,
                    "FS Fund") (any reference herein to a right of FS Fund may be exercised by a majority in interest of the persons comprising FS Fund).

SECURITIES

PURCHASED:          o  50% of the Common Shares issued and outstanding at
                       closing, as per the attached Schedule 1.

                    o $50 million liquidation preference of Preferred Shares. The Preferred Shares will have the terms set forth on
                       Schedule 2 attached hereto.

REPRESENTATIONS
AND WARRANTIES:     Customary representations and warranties as to corporate
                    housekeeping matters.

CONDITIONS:         o  The negotiation, execution and delivery of the various
                       transaction agreements in form and substance satisfactory to FS Fund (it being understood that FS Fund has reviewed and is satisfied with the form of Acquisition Agreement, provided that it is not amended without the consent of FS
                       Fund).

                    o The satisfaction (and not, unless FS Fund consents in writing, the waiver) of each condition to the obligations of Purchaser to purchase shares in the offer as set forth in the Acquisition Agreement, including the absence of a material adverse change.

                    o The continuing favorable recommendation of the Board of Directors of Bridgeport of the transactions contemplated by the Acquisition Agreement.

                    o The absence of any legal prohibition on FS Fund purchasing the Common Shares and Preferred Shares and executing, delivering and performing under the transaction documentation.

                    o The availability of debt financing, including a term loan and a revolver, as contemplated by the debt financing commitment letter.

                    o BYOWC and its designees shall have purchased the Common Shares to be purchased by them as per Schedule 1.

                                   SCHEDULE 1

                               PROJECT BRIDGEPORT
                                CAPITAL STRUCTURE


         The contemplated acquisition of Bridgeport, Inc. (the "Company") will be accomplished through tender offers for the outstanding shares of the Company made by Bridgeport Acquisition, Inc. ("Acquisition") and the Company. The purchase of shares by Acquisition pursuant to the tender offers will be funded by the equity contributions referred to below and bank financing. Upon consummation of the tender offers, Acquisition will own at least 51% of the shares of the Company on a fully diluted basis. Following the tender offers, Acquisition will be merged with the Company, and Acquisition will be the surviving corporation.

         Acquisition will be wholly owned by Bridgeport Holdings Inc. ("Holdings"). Following the merger, the surviving corporation will be wholly owned by Holdings. The following describes the capital structure of Holdings, which will be in effect upon consummation of the tender offers except as noted:

         1. FREEMAN SPOGLI. Freeman Spogli and its designees will contribute $80,000,000 to Holdings and will receive 50% of the common equity of Holdings.

         In addition, Freeman Spogli and its designees will contribute $50,000,000 for the purchase of Preferred Shares of Holdings. Upon consummation of the merger, such securities may be exchanged for Preferred Shares of the Company having substantially identical terms.

         2. BYOWC. BYOWC, and other investors identified by it, will contribute $80,000,000 in cash or common stock of the Company and will receive 50% of the common equity of Holdings.

         3. WARRANTS. BYOWC will receive warrants to acquire Common Shares of Holdings exercisable for a number of shares equal to 20% of the common equity referred to in (1) and (2) above.

         4. MANAGEMENT OPTIONS. Following consummation of the merger, management may receive options to acquire Common Shares of Holdings equal to up to 10% of the common equity referred to in (1) and (2) above.


                                    Sch. 1-1

               SCHEDULE 2 - SUMMARY OF TERMS FOR PREFERRED SHARES


ISSUER: Initially Bridgeport Holdings Inc., but may be exchanged for preferred shares of the Bridgeport (the "Company") on substantially identical terms following consummation of the merger contemplated by the Acquisition Agreement (the "Merger").

PURCHASER:          FS Fund.

SECURITY:           14% Preferred Stock with option to capitalize dividend (if the Preferred Shares are held by any person other than FS
                    Fund, the option to capitalize dividend shall expire after five years; PROVIDED, HOWEVER, that payment of cash dividends is permitted or allowed for under the terms of the Company's bank financing).

AMOUNT:             $50.0 million ($1,000 per share).

DIVIDENDS:          At a rate payable or capitalized semi-annually to yield
                    14.00% per year.

MATURITY:           8 years.

OPTIONAL
REDEMPTION:         None.

MANDATORY
REDEMPTION:         In the event of a change of control, Issuer must offer to
                    purchase for cash all outstanding Preferred Shares at a price of 101% plus accrued dividends. Redeemable in full at maturity.

LIQUIDATION
PREFERENCE:         Holders of Preferred Shares will have a senior liquidation preference equal to $1,000 per share, plus accrued dividends.

SYNDICATION RIGHT:  FS Fund may sell down any amount of the Preferred Shares at any time. Any equity necessary to syndicate the Preferred Shares will be provided by FS Fund. Issuer and FS Fund will cooperate and coordinate with respect to such syndication process.

PROTECTIVE
PROVISIONS:         Issuer will not issue preferred stock that is senior to or pari passu with the Preferred Shares, and no subsidiary of Issuer will issue any preferred stock,


                                    Sch. 2-1
                    in each case without the consent of the holders of a majority of the Preferred Shares.

BOARD RIGHT:        If Issuer fails to redeem the Preferred Shares at maturity, the holders of a majority in interest of the Preferred
                    Shares will have the right to appoint one director to Issuer's board of directors.
















                                    Sch. 2-2

                               PROJECT BRIDGEPORT


                                SUMMARY OF TERMS
                                       FOR
                                    WARRANTS



ISSUER:             Bridgeport Holdings Inc.

PURCHASER:          BYOWC.

SECURITY:           Warrants to purchase Common Shares.

AMOUNT: Warrants to purchase Common Shares representing 20% of the Common Shares issued at closing, as provided on Schedule I, for an aggregate initial exercise price of $32,000,000.

EXERCISE PRICE:     The date of issuance of the Warrants and each anniversary of such date is hereinafter referred to as an "Anniversary
                    Date". The aggregate exercise price of all of the Warrants from and after the date of issuance of the Warrants through the date six months following such date shall be $32,000,000. On the day following such date, and every six months thereafter, the exercise price shall be increased by 15% of the exercise price on the most recent Anniversary
                    Date.

EXERCISE DATE:      The Warrants will be exercisable at any time after the third anniversary of the transactions contemplated by the Acquisition Agreement or in the event of a change of control of Issuer. Once exercisable, the Warrants can be exercised for cash or, following an initial public offering or other liquidation event, by tendering shares or Warrants. The right to exercise the Warrants will expire upon the eighth anniversary of the transactions contemplated by the Acquisition Agreement.

REGISTRATION
RIGHTS: The Issuer will afford customary resale demand and piggyback registration rights to the holders of the Warrants and the Common Shares underlying the Warrants beginning six months after the Issuer's initial public offering of the Common Shares. In addition, to the extent permitted under the rules and practices of the Securities and Exchange Commission, the Issuer will register the issuance of the Common Shares issuable upon exercise of the Warrants to a purchaser in a registered resale thereof.

OTHER PROVISIONS:   Such other provisions as are reasonable and customary,
                    including anti-dilution protection for stock splits and stock distribution and the treatment of the Warrants in a business combination transaction in which the Issuer is not the surviving public company.

                               PROJECT BRIDGEPORT


                                SUMMARY OF TERMS
                                       FOR
                            SECURITYHOLDERS AGREEMENT
                          [To be executed by holders of]
                           Common Shares and Warrants]



BOARD
REPRESENTATION:     The securityholders will agree to vote their securities to cause the election of three nominees of FS Equity Partners
                    IV, L.P. ("FS Equity Partners") and four nominees of BYOWC to the board of directors of Issuer.

GOVERNANCE:         Issuer will not take any of the following actions without
                    the affirmative vote of five directors: (i) consummate or submit to securityholders a merger, sale or change of control transaction, (ii) purchase or sell material assets,
                    (iii) enter into any material financing transaction or sell any securities to the public, (iv) consummate any transaction with an affiliate of any securityholder, (v) enter into any line of business other than lines of business
                    Issuer or its competitors currently conduct, (vi) hire or terminate Issuer's chief executive officer, (vii) dissolve, liquidate or wind-up Issuer, (viii) declare voluntary bankruptcy or (ix) amend Issuer's certificate of incorporation or bylaws.

INFORMATION RIGHTS: Issuer will furnish the securityholders with (i) quarterly financial statements no later than 45 days following the end of each fiscal quarter and (ii) audited annual financial statements no later than 90 days following the end of each fiscal year.

RIGHT OF FIRST
OFFER: Securityholders will have the right to purchase their pro-rata share (based on the number of Common Shares held by such person) of any Common Shares or warrants proposed to be transferred by other securityholders to third parties (other than transfers to permitted transferees, transfers pursuant to an underwritten public offering or transfers in the public securities market following the Issuer's initial public offering).

TAG-ALONG RIGHTS:   Securityholders will have the right to tag-along on a
                    pro-rata basis (based on the number of Common Shares held by such person) in transfers by other securityholders of Common
                    Shares aggregating in excess of one percent of the then outstanding Common Shares (other than transfers to permitted transferees, transfers pursuant to an underwritten public offering or transfers in the public securities market following the Issuer's initial public offering.)

SYNDICATION RIGHTS: Notwithstanding anything to the contrary herein, transfers of Preferred Shares held immediately after the closing by FS Fund will not be subject to the rights of first offer or tag-along rights described above. FS Fund will also be entitled to transfer such Preferred Shares, together with such number of Common Shares as FS Fund shall determine, as an investment unit and the transfer of Common Shares as part of such investment unit also will not be subject to the rights of first offer or tag-along rights described above. The purchasers of such investment unit will, in FS Fund's discretion, execute either the Securityholders Agreement or alternative documentation providing that the purchaser will be subject to all of the obligations (other than obligations to give tag-along rights) and may succeed to certain of the rights of FS Fund contained in the Securityholders Agreement. FS Equity Partners may, in its discretion, assign to any such purchaser its rights to nominate not more than one director of Issuer.

PREEMPTIVE RIGHTS:  Securityholders will have the right to purchase on a pro-rata basis (based on the number of Common Shares held by such person) any equity securities (or securities convertible into or exchangeable for equity securities) issued by Issuer. Preemptive rights will not apply to (i) issuances to employees, officer and directors approved by the board of directors of Issuer, (ii) issuances as consideration in mergers and acquisitions, (iii) any issuance in or following the Issuer's initial public offering of Common Shares and (iv) other customary exceptions.

REGISTRATION
RIGHTS:             (1) PREFERRED DEMAND RIGHTS:
                    If at any time after 12 months from the date of the Merger the holders of at least 25% of the outstanding Preferred Shares requests that Issuer file a registration statement for the sale of at least 20% of the Preferred Shares then outstanding, Issuer will use its best efforts to cause such Preferred Shares to be registered. Issuer shall not be obligated to effect more than two demand registration on behalf of the holders of Preferred Shares.

                    (2) COMMON DEMAND RIGHTS:
                    If, at any time after the date six months after the effective date of Issuer's initial registration statement on Form S-1 with the U.S. Securities and Exchange Commission, a securityholder holding at least 15% of the initially outstanding Common Shares requests that Issuer file a registration statement for the sale of Common Shares having an aggregate market value of at least $20,000,000, Issuer will use its best efforts to cause such Common Shares to be registered. Issuer shall not be obligated to effect more than three demand registrations on behalf of FS Fund and three demand registrations on behalf of BYOWC and its principals.

                    (3) PIGGY-BACK RIGHTS:
                    The securityholders will be entitled to "piggy-back" registration rights on any registration statement of Issuer on Issuer's behalf or on the behalf of other securityholders, subject to certain rights, however, of Issuer or its underwriters to reduce the number of securities proposed to be registered in view of market conditions.

                    (4) EXPENSES:
                    Issuer will pay for the fees and expenses associated with all demand registrations and all "piggy-back" registrations, exclusive of underwriting discounts and commissions.

                    (5) TRANSFER OF RIGHTS:
                    The registration rights may be freely transferred in connection with transfers of the Preferred Shares or

                    Common Shares, provided Issuer is given written notice thereof.

                    (6) OTHER PROVISIONS:
                    Such other provisions as are reasonable and customary, including the terms for Issuer's best efforts to register the Preferred Shares or Common Shares, the time registration is required to remain effective, Issuer's ability to delay filing a demand registration for a period of 60 days, the information to be provided by the selling securityholders, the documents to be delivered to the selling securityholders, the terms of any underwritten offering and the selection of an underwriter, and indemnification provisions.

RIGHTS AND
OBLIGATIONS
OF BYOWC:           If, following the Merger, BYOWC is dissolved and its Common
                    Shares distributed to its members, each of the members will be subject to the obligations of BYOWC under the Securityholders Agreement, and the rights of BYOWC under the Securityholders Agreement will be collectively exercisable by the members as determined by the members in their discretion.

                                                                     EXHIBIT 3










                           CREDIT SUISSE FIRST BOSTON
                              Eleven Madison Avenue
                               New York, NY 10010

                                    CIBC INC.
                            CIBC WORLD MARKETS CORP.
                              425 Lexington Avenue
                               New York, NY 10017


                                                               December 20, 1999

BYOWC Partners LLC
9965 Wilshire Blvd.
Beverly Hills, CA 90212

Attention of Alfred D. Boyer
                 Managing Member

FS Equity Partners IV, L.P.
c/o   Freeman Spogli & Co. LLC
      11100 Santa Monica Blvd. -- Suite 1900
      Los Angeles, CA 90025

Attention of Charles P. Rullman

                               PROJECT BRIDGEPORT
                  $390,000,000 SENIOR SECURED CREDIT FACILITIES
                                COMMITMENT LETTER

Ladies and Gentlemen:

         You have advised Credit Suisse First Boston ("CSFB"), CIBC Inc. ("CIBC" and, together with CSFB, the "Initial Lenders") and CIBC World Markets Corp. ("CIBCWM" and, together with CSFB, the "Agents") that you intend to acquire all the capital stock of a public company previously identified to us and referred to herein as "Bridgeport" or the "Company" and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet")). You have further advised us that, in connection therewith, (a) Merger Sub will obtain senior secured credit facilities (the "Term Facilities") described in the Term Sheet, in an aggregate principal amount of up to $320,000,000, and (b) the Company and Merger Sub will obtain a senior secured credit facility (the "Revolving Facility" and, together with the Term Facilities, the "Facilities") described in the Term Sheet, in an aggregate principal amount of up to $70,000,000.

         In connection with the foregoing, you have requested that (a) CSFB agree to structure, arrange and syndicate the Facilities, commit to provide 60% of the Facilities and agree to serve as administrative agent, book manager and lead arranger therefor, (b) CIBC commit to provide 40% of the Facilities and (c) CIBCWM agree to serve as syndication agent for the Facilities.

         CSFB is pleased to advise you (a) that it is willing to act as exclusive administrative agent, book manager and lead arranger for the Facilities and (b) of its commitment to provide up to 60% of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet. CIBCWM is pleased to advise you that it is willing to act as exclusive syndication agent for the Facilities, and CIBC is pleased to advise you of its commitment to provide up to 40% of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. The commitments of CSFB and CIBC hereunder are several and not joint and shall be allocated ratably among the Facilities.

         It is agreed that (a) CSFB will act as the sole and exclusive administrative agent (and shall have the right to appoint a collateral agent (which may be CSFB or one of its affiliates)), book manager and lead arranger for the Facilities, and (b) CIBCWM will act as the sole and exclusive syndication agent for the Facilities.

         We intend to syndicate the Facilities to a group of financial institutions (together with the Initial Lenders, the "Lenders") identified by us in consultation with and reasonably acceptable to you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management, representatives and advisors of you and the Company, on the one hand, and the proposed Lenders, on the other hand (including, without limitation, the active participation of Jerome B. York, in the capacity of an equity investor in BYOWC and the prospective chairman of the board of directors and prospective acting chief executive officer of the Company), (c) assistance by you and the Company in obtaining credit ratings for the Facilities and in the preparation of a Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndication and (d) the hosting, with the Initial Lenders, of one or more meetings of prospective Lenders (it being understood that the general Lenders' meeting will occur no later than January 7, 2000).

         The Agents will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (such institutions to be reasonably satisfactory to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to Holdings, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request and which you can reasonably obtain, considering that you will have contractual rights to obtain information from and the cooperation of the Company but that you will not control the Company until the consummation of the Tender Offer. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to the Initial Lenders by you or any of your representatives is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us. You agree that if, at any time from and including the date hereof until the closing of the Facilities, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances, except that if the representations are incorrect with respect to Information and Projections furnished or prepared by the Company, you will supplement such Information and Projections promptly after you become aware that such representations are incorrect. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

         As consideration for the Initial Lenders' commitments hereunder and agreements to perform the services described herein, you agree to pay (or to cause the Borrowers to pay) to CSFB, when due, the nonrefundable fees set forth in the Term Sheet and in the Fee Letter and the Administrative Agent Fee Letter, each dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letters").

         The Initial Lenders' commitments hereunder and our agreements to perform the services described herein are subject to (a) our not having discovered or otherwise become aware of any information not previously disclosed to us that we reasonably believe to be inconsistent in a material and adverse manner with the information provided to us prior to the date hereof, with respect to the business, assets, operations, condition (financial or otherwise), or prospects of the Company and its subsidiaries, (b) there not having occurred since September 30, 1999, any change, effect or circumstance that is or could reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, (c) there not having occurred after the date hereof a material disruption of or material adverse change in financial, banking or capital market conditions that, in our reasonable judgment, could reasonably be expected to materially and adversely affect the syndication of the Facilities, (d) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Holdings, the Company or their respective subsidiaries being offered, placed or arranged, (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to us and our counsel, (f) the initial advance of funds under the Facilities not being made prior to January 28, 2000, and (g) the other conditions set forth in the Term Sheet.

         You agree, jointly and severally, (a) to indemnify and hold harmless each Initial Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Term Sheet, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified party and (b) (i) if the Closing Date occurs or (ii) to the extent you otherwise are entitled to reimbursement of expenses pursuant to the Merger Agreement (but, in the case of this clause (ii), subject to pro rata reduction to the extent the aggregate amount of your reimbursable expenses and our reimbursable expenses exceeds the cap on reimbursement set forth in the Merger Agreement), to reimburse each Initial Lender and Agent from time to time, upon presentation of a reasonably satisfactory summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Initial Lenders' due diligence investigation, consultants' fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letters, the definitive documentation for the Facilities and any security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

         You acknowledge that the Initial Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. We will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that we have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies. Without limiting the foregoing, we acknowledge that non-public information concerning the Company that you have obtained from the Company is subject to a confidentiality agreement between you and the Company, a copy of which has been delivered to us, and we agree to treat such information in accordance with said confidentiality agreement.

This Commitment Letter and the Initial Lenders' commitments hereunder shall not be assignable by you without the prior written consent of the Initial Lenders (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and the indemnified persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the indemnified persons) and are not intended to create a fiduciary relationship between the parties hereto. Each Initial Lender may assign its commitment hereunder to any of its affiliates or any Lender reasonably acceptable to you. Any such assignment to an affiliate will not relieve the assignor from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall be by novation and shall release the assignor from the portion of its commitment hereunder so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into between us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, members, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); PROVIDED that, after your acceptance of this Commitment Letter and the Fee Letters in the manner provided below, you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letters or the contents thereof) (i) to the Company and Holdings and their respective attorneys, accountants and advisors, in each case in connection with the Acquisition and on a confidential and need-to-know basis and (ii) in any public filing relating to the Acquisition.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwith standing the termination of this Commitment Letter or the Initial Lenders' commitments hereunder; PROVIDED that your obligations under this Commitment Letter, other than those relating to confidentiality and to your assistance in connection with the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall be released from all liability in connection therewith at such time.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on December 20, 1999. The Initial Lenders' commitments hereunder and our agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before February 29, 2000, then this Commitment Letter and the Initial Lenders' commitments and undertakings hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. Before such date, we may terminate our commitments under this Commitment Letter if any event occurs or information has become available that, in our reasonable judgment, results or is likely to result in the failure to satisfy any condition precedent to borrowing set forth herein or in the Term Sheet, provided that such failure could not reasonably be expected to be cured prior to the expiration of the commitment.

        We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON,

                                          by  /s/ Richard B. Carry
                                              --------------------------------
                                              Name:  Richard B. Carry
                                              Title: Director

                                          by  /s/ Christopher G. Cunningham
                                              --------------------------------
                                              Name:  Christopher G. Cunningham
                                              Title: Director


                                          CIBC INC.,

                                          by  /s/ Matthew Jones
                                              -------------------------------
                                              Name:  Matthew Jones
                                              Title: Managing Director


                                          CIBC WORLD MARKETS CORP.,

                                          by  /s/ Matthew Jones
                                              -------------------------------
                                              Name:  Matthew Jones
                                              Title: Managing Director


Accepted and agreed to as of
the date first above written:

BYOWC PARTNERS LLC,

by /s/ Alfred D. Boyer
   -----------------------
   Name:  Alfred D. Boyer
   Title: Managing Member
by    FS EQUITY PARTNERS IV, L.P.

by    FS Capital Partners LLC, its General
      Partner

      by /s/ Charles P. Rullman
         ---------------------------------
         Name:  Charles P. Rullman
         Title: Vice President

CONFIDENTIAL
December 20, 1999                                                      EXHIBIT A


                               PROJECT BRIDGEPORT
                  $390,000,000 SENIOR SECURED CREDIT FACILITIES
                    SUMMARY OF PRINCIPAL TERMS AND CONDITIONS


BORROWERS:                 (A)      With respect to the Term Facilities (as
                                    defined below), Merger Sub (as defined
                                    below).

                           (B) With respect to the Revolving Facility (as defined below), (i) a Delaware corporation referred to herein as "Bridgeport" or the "Company" and (ii) Merger Sub.

                           (C) Upon consummation of the Merger (as defined below), the Company shall assume all obligations of Merger Sub with respect to the Facilities.

                           (D) References herein to the "Borrower" or the "Borrowers" shall refer to Merger Sub, Bridgeport or the surviving corporation of the Merger, as the context may require.

TRANSACTIONS:

                                    A Delaware corporation ("Holdings") to be formed by BYOWC Partners LLC ("BYOWC") and FS Equity Partners IV, L.P. (the "Sponsors"), intends to acquire (the "Acquisition"), through a wholly owned acquisition subsidiary of Holdings to be incorporated under the laws of the State of Delaware ("Merger Sub"), all the capital stock (the "Shares") of Bridgeport pursuant to an agreement and plan of merger (the "Merger Agreement") to be entered into among Holdings, Merger Sub, BYOWC and the Company. The Merger Agreement will provide that Merger Sub and the Company will make a tender offer (the "Tender Offer") to acquire up to 100% of the outstanding Shares. As promptly as practicable following the acceptance of Shares pursuant to the Tender Offer (a) the Company will merge (the "Merger") with and into Merger Sub, with Merger Sub being the surviving corporation in the Merger and a wholly owned subsidiary of Holdings and (b) subject to stockholders' appraisal rights, each outstanding Share not acquired in the Tender Offer (the "Untendered Shares") will be converted into the right to receive an amount in cash equal to the price paid in connection with the Tender Offer.

                                    In connection with the foregoing, (a) the Sponsors, together with certain other equity investors, will contribute an aggregate amount of not less than

                                    $210 million in cash and Shares to Holdings as common and/or preferred equity, (b) Holdings will contribute the amount so received to Merger Sub as common equity in exchange for the issuance to Holdings of all the common stock of Merger Sub (the equity contributions described in clauses (a) and
                                    (b) being referred to herein collectively as the "Sponsor Equity Contribution"), (c) the Company will repay all amounts outstanding under, and terminate, its existing credit facility (the "Existing Credit Facility"),
                                    (d) the Borrowers will obtain the senior secured credit facilities described below under the caption "Facilities" and (e) fees and expenses incurred in connection with the foregoing (the "Transaction Costs") will be paid. The transactions described in this paragraph and the preceding paragraph, together with the Acquisition, are collectively referred to herein as the "Transactions".

SOURCES AND USES:                   The sources and uses of the funds necessary
                                    to consummate the Transactions are set forth on Annex II hereto.

ADMINISTRATIVE AGENT:               Credit Suisse First Boston ("CSFB") will act
                                    as sole and exclusive administrative agent and collateral agent (collectively, the
                                    "Administrative Agent") for a syndicate of financial institutions (together with CSFB, the "Lenders"), and will perform the duties customarily associated with such roles.

BOOK MANAGER AND LEAD
ARRANGER:                           CSFB.

SYNDICATION AGENT:                  CIBC World Markets Corp. ("CIBC" and,
                                    together with CSFB, the "Agents").

FACILITIES:                (A)      Two Senior Secured Term Loan Facilities in
                                    an aggregate principal amount of up to
                                    $320,000,000 (the "Term Facilities"), such aggregate principal amount to be allocated between (i) a Tranche A Facility in an aggregate principal amount of $155,000,000
                                    (the "Tranche A Facility") and (ii) a
                                    Tranche B Term Loan Facility in an aggregate principal amount of $165,000,000 (the
                                    "Tranche B Facility").

                           (B) A Senior Secured Revolving Credit Facility in an aggregate principal amount of up to $70,000,000 (the "Revolving Facility" and, together with the

                                    Term Facilities, the "Facilities"), of which up to an amount to be agreed upon will be available in the form of letters of credit.

                                    In connection with the Revolving Facility, CSFB will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an amount to be agreed upon. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by CSFB, fund to CSFB its pro rata share of any swingline borrowings.

PURPOSE:                   (A)      The proceeds of the Term Facilities will be
                                    used by Merger Sub, (i) on the date of the initial borrowing under the Facilities (the
                                    "Closing Date"), together with the proceeds of the Sponsor Equity Contribution, solely to pay the cash consideration payable in respect of Shares purchased by Merger Sub in the Tender Offer, (ii) following the Closing
                                    Date, to purchase Shares tendered and
                                    accepted during any extension of the Tender
                                    Offer pursuant to the Merger Agreement,
                                    (iii) on the date the Merger is consummated, to pay the cash merger consideration to be paid to the holders of the Untendered
                                    Shares, if any, in connection with the
                                    Merger, including any amounts to be paid in connection with the exercise by such holders of their appraisal rights, and (iv) to pay related Transaction Costs.

                           (B) The proceeds of loans under the Revolving Facility will be used by the Company solely for general corporate purposes (other than for the purchase of Shares), including the refinancing of amounts outstanding under the Existing Credit Facility on the Closing Date. In addition, at any time on or prior to the date the Merger is consummated, up to $20,000,000 of loans under the Revolving Facility may be used by Merger Sub solely to pay interest and commitment fees on the loans and unused commitments, respectively, under the Term Facilities.

                           (C) Letters of credit will be used by the Borrower solely for general corporate purposes.

AVAILABILITY:              (A)      The full amount of the Tranche B Facility
                                    must be drawn in a single drawing on the Closing Date. Loans under the Tranche A
                                    Facility will be available during the period beginning on and including the Closing Date and ending on and including the earlier of
                                    (i) the 180th day after the Closing Date and
                                    (ii) the date the Merger is consummated (the
                                    "Tranche A Cutoff Date"). Any unused
                                    commitments in respect of the Tranche A
                                    Facility shall automatically terminate on the Tranche A Cutoff Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

                           (B) Loans under the Revolving Facility will be available on and after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

INTEREST RATES AND FEES:            As set forth on Annex I hereto.

DEFAULT RATE:                       The applicable interest rate plus 2% per
                                    annum.

LETTERS OF CREDIT:                  Letters of credit under the Revolving
                                    Facility will be issued by CSFB or one of its affiliates (the "Issuing Bank"). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving
                                    Facility.

                                    Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

                                    The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

FINAL MATURITY
AND AMORTIZATION:          (A)      TRANCHE A FACILITY

                                    The Tranche A Facility will mature on the 180th day after the Closing Date (the "Initial Maturity Date"), unless the Merger shall have been consummated on or prior to such date, in which case the Tranche A Facility will mature on the date that is five years after the Closing Date, and will amortize in quarterly installments under a schedule to be agreed upon.

                           (B)      TRANCHE B FACILITY

                                    The Tranche B Facility will mature on the Initial Maturity Date, unless the Merger shall have been consummated on or prior to such date, in which case the Tranche B Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments in an annual amount equal to 1% during the first six years of the Tranche B Facility and 94% during the seventh year of the Tranche B Facility.

                           (C)      REVOLVING FACILITY

                                    The Revolving Facility will mature on the date that is five years after the Closing Date.

GUARANTEES:                         All obligations of each Borrower under the
                                    Facilities and under any interest rate
                                    protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be unconditionally guaranteed
                                    (the "Guarantees") by Holdings, by the other
                                    Borrower and by each existing and
                                    subsequently acquired or organized domestic and, to the extent no adverse tax consequences to a Borrower would result therefrom, foreign subsidiary of Holdings.
                                    Notwithstanding the foregoing, the Company and its subsidiaries shall not be required to issue their Guarantees until the Closing
                                    Date.

SECURITY:                           The Facilities, the Guarantees and any
                                    interest rate protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be secured by substantially all the assets of Holdings, each Borrower and each existing and subsequently acquired or organized domestic
                                    (and, to the extent no adverse tax
                                    consequences to a Borrower would result
                                    therefrom, foreign) subsidiary of Holdings
                                    (collectively, the "Collateral"), including but not limited to: (a) a first-priority pledge of the capital stock of Merger Sub,
                                    (b) a first-priority pledge of all other capital stock (including the Shares) held by Holdings, Merger Sub or the Company or any domestic (or, subject to the foregoing limitation, foreign) subsidiary of Holdings (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the voting stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to Holdings) and (c) perfected first- priority (subject to customary exceptions) security interests in, and mortgages on, substantially all tangible and intangible assets of Holdings, each Borrower and each existing or subsequently acquired or organized domestic (or, subject to the foregoing limitation, foreign) subsidiary of
                                    Holdings (including but not limited to
                                    accounts receivable, inventory, general
                                    intangibles, investment property,
                                    intellectual property, real property, cash and proceeds of the foregoing).

                                    All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders, and none of the Collateral shall be subject to any other pledges, security interests or mortgages (subject to customary exceptions).

MANDATORY PREPAYMENTS:              Loans under the Term Facilities shall be
                                    prepaid with (a) a percentage to be agreed upon of Excess Cash Flow (to be defined),
                                    (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Holdings and its subsidiaries (including insurance and condemnation proceeds), (c) 100% of the net cash proceeds of issuances of debt obligations of Holdings and its subsidiaries and (d) 50% of the net cash proceeds of issuances of equity securities of Holdings and its subsidiaries, in each case subject to exceptions to be agreed upon. In addition, on the date the Merger is consummated, Loans under the Term Facilities shall be prepaid with the amount on deposit in the Cash Collateral Account (as defined below).

                                    The above-described mandatory prepayments shall be allocated between the Term Facilities pro rata. Within each Term Facility, mandatory prepayments shall be applied pro rata to the remaining amortization payments under each Term Facility.

VOLUNTARY PREPAYMENTS
AND REDUCTIONS IN
COMMITMENTS:                        Voluntary reductions of the unutilized
                                    portion of the Facilities commitments and prepayments of borrowings will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.
                                    All voluntary prepayments of the Term
                                    Facilities will be allocated between the Term Facilities in the discretion of the Borrower. Within each Term Facility, voluntary prepayments will be applied first, to the scheduled installments of principal due within 12 months of such prepayment and then, pro rata to the remaining amortization payments under such Facility.

REPRESENTATIONS AND
WARRANTIES:                         Usual for facilities and transactions of
                                    this type and others to be reasonably
                                    specified by the Agents, including, without limitation, accuracy of financial statements and other information; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties;
                                    inapplicability of the Investment Company
                                    Act and the Public Utility Holding Company
                                    Act; solvency; effectiveness of governmental approvals; labor matters; environ mental matters; Year 2000 matters; and validity, priority and perfection of security interests in the Collateral.

CONDITIONS PRECEDENT TO
INITIAL BORROWING:                  Usual for facilities and transactions of
                                    this type, those specified below and others to be reasonably specified by the Agents, including, without limitation, delivery of satisfactory legal opinions and financial information; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to customary exceptions); execution of the Guarantees, which shall be in full force and effect;
                                    accuracy of representations and warranties;
                                    absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions; evidence of authority;
                                    compliance with applicable laws and
                                    regulations (including but not limited to ERISA, margin regulations and environmental laws); absence of material adverse change;
                                    and payment of fees and expenses.

                                    The Board of Directors of the Company shall have approved the Merger Agreement and shall have recommended to the shareholders of the Company that such shareholders accept the Tender Offer, and such approval and recommendation shall not have been withdrawn. Neither the Merger Agreement nor the Tender Offer shall have been amended or modified in any material respect without the consent of the Initial Lenders (as defined below). All conditions to the purchase of Shares in the Tender Offer shall have been satisfied without giving effect to any waiver or amendment thereof not approved by the Initial Lenders, and Merger Sub shall have acquired pursuant to the Tender Offer a number of Shares that, on a fully diluted basis and when aggregated with all other Shares owned by Merger Sub, shall be sufficient to enable Merger Sub, without the vote of any other stockholder of the Company, to effect stockholder approval of the Merger under applicable law and under the certificate of incorporation and by-laws of the Company.

                                    Not more than $5,000,000 shall have been outstanding under the Existing Credit Facility on the Closing Date; the Existing Credit Facility shall have been paid in full, any security therefor released and any commitments to lend thereunder permanently terminated, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

                                    The Sponsor Equity Contribution shall have been made on the terms previously disclosed to the Initial Lenders.

                                    The Company shall have deposited into a cash collateral account (the "Cash Collateral Account") with the Administrative Agent, as security for its obligations under its Guarantee, an amount in cash equal to $193,300,000, less the amount used by the Company to acquire Shares in the Tender Offer upon the initial consummation thereof.

                                    After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities,
                                    (b) the preferred equity of Holdings issued as part of the Sponsor Equity Contribution and (c) other limited indebtedness to be agreed upon.

                                    The Lenders shall have received an opinion, in form and substance and from an independent investment banking or appraisal firm satisfactory to the Agents, as to the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

                                    No member of management who is also a
                                    stockholder of the Company during the Tender
                                    Offer shall receive any direct or indirect consideration for accepting the Tender Offer (including, without limitation, securities or options to acquire securities in Holdings or the Company following the consummation of the Tender Offer) other than (a) payment of the cash consideration paid to all accepting stockholders in the Tender Offer and (b) pursuant to contractual arrangements that were in place on or prior to October 18, 1999.

                                    All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and to the extent the failure to obtain the same could reasonably be expected to result in a material adverse effect on Holdings, the Company, the Transactions or the other transactions contemplated hereby, all applicable appeal periods shall have expired, and there shall be no litigation, governmental or judicial action, actual or threatened, that could reasonably be expected to (a) restrain or prevent the Transactions or the other transactions contemplated hereby or (b) materially impair (i) the ability of Holdings or Merger Sub, as the case may be, to operate the Company following the consummation of the Tender Offer or (ii) the financing arrangements contemplated hereby, in each case specifically excluding, however, any private litigation based upon state law fiduciary duty claims based upon the transactions contemplated by the Merger Agreement where the only remedy that could reasonably be expected to be awarded is monetary damages.

                                    As used herein, the term "Initial Lenders" means CSFB, CIBC Inc. and each other person that shall have become a party to the definitive credit documentation for the Facilities as a "Lender" thereunder.

AFFIRMATIVE COVENANTS:              Usual for facilities and transactions of
                                    this types and others to be reasonably
                                    specified by the Agents and reasonably
                                    acceptable to Holdings and Merger Sub (to be applicable to Holdings, Merger Sub and its subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other financial information;
                                    delivery of notices of default, litigation and material adverse change; maintenance of properties in good working order;
                                    maintenance of satisfactory insurance;
                                    compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

NEGATIVE COVENANTS:                 Usual for facilities and transactions of
                                    this type and others to be reasonably
                                    specified by the Agents and reasonably
                                    acceptable to Holdings and Merger Sub (to be applicable to Holdings, Merger Sub and its subsidiaries), including, without limitation, prohibition of dividends on, and redemptions and repurchases of, capital stock; limitations on prepayments, redemptions and repurchases of debt (other than loans under the Facilities);
                                    limitations on liens and sale-leaseback
                                    transactions; limitations on loans and
                                    investments; limitations on debt and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by Holdings and its subsidiaries; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

                                    Notwithstanding, the foregoing, the Company will be permitted to withdraw cash from the Cash Collateral Account for the purpose of
                                    (a) paying for Shares tendered and accepted during the Tender Offer and (b) paying the cash consideration in the Merger in respect of Untendered Shares.

SELECTED FINANCIAL
COVENANTS:                          Usual for facilities and transactions of
                                    this type (with financial definitions and levels to be agreed upon), including, without limitation, (a) maximum ratios of
                                    (i) Total Debt to EBITDA and (ii) Senior
                                    Debt to EBITDA, (b) minimum interest
                                    coverage ratios and (c) minimum fixed charge coverage ratios.

EVENTS OF DEFAULT:                  Usual for facilities and transactions of
                                    this type and
                                    others to be reasonably specified by the Agents and reasonably acceptable to Holdings and Merger Sub, including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of guarantees or security documents and Change in Control (to be defined).

VOTING: Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities, except that the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (a) increases in the commitment of such Lender,
                                    (b) reductions of principal, interest or fees, (c) extensions of final maturity or scheduled amortization and (d) releases of guarantors or all or any substantial part of the Collateral (other than in connection with any sale of Collateral permitted by the definitive credit documentation).

COST AND YIELD PROTECTION:          Usual for facilities and transactions of
                                    this type.

ASSIGNMENTS AND
PARTICIPATIONS:                     The Lenders will be permitted to assign
                                    loans and commitments to other Lenders (or their affiliates) without restriction, or to other financial institutions with the consent of the Borrower and the Administrative Agent, in each case not to be unreasonably withheld. Each assignment
                                    (except to other Lenders or their
                                    affiliates) will be in a minimum amount of $5,000,000. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Facilities.

                                    The Lenders will be permitted to participate loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments,
                                    (b) reductions of principal, interest or fees, (c) extensions of final maturity or scheduled amortization and (d) releases of guarantors or all or any substantial part of the

                                    Collateral (other than in connection with any sale or collateral permitted by the definitive credit documentation).

EXPENSES AND
INDEMNIFICATION:                    All reasonable out-of-pocket expenses
                                    (including, without limitation, expenses incurred in connection with due diligence) of CSFB and CIBC associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the definitive credit documentation contemplated hereby (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrowers. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Facilities are to be paid by the Borrowers.

                                    The Borrowers will indemnify CSFB, CIBC and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of CSFB, CIBC and the other Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether CSFB, CIBC or any other Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Tender Offer, the Merger or any transactions connected therewith, PROVIDED that none of CSFB, CIBC or any other Lender will be indemnified for any cost, expense or liability to the extent determined in the final judgment of a court of competent jurisdiction to have resulted from its gross negligence or willful misconduct.

GOVERNING LAW AND FORUM:            New York.

COUNSEL TO CSFB AND CIBC:           Cravath, Swaine & Moore.

                                                                         ANNEX I


INTEREST RATES:                     The interest rates under the Facilities will
                                    be as follows:

                                    REVOLVING FACILITY AND TRANCHE A FACILITY

                                    At the Borrower's option, Adjusted LIBOR plus 3.25% or ABR plus 2.25%.

                                    TRANCHE B FACILITY

                                    At the Borrower's option, Adjusted LIBOR plus 3.75% or ABR plus 2.75%.

                                    ALL FACILITIES

                                    The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

                                    Calculation of interest shall be on the
                                    basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                                    ABR is the Alternate Base Rate, which is the higher of CSFB's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

                                    Adjusted LIBOR will at all times include statutory reserves.

LETTER OF CREDIT FEE:               A per annum fee equal to the spread over
                                    Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360- day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment.
                                    In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

COMMITMENT FEES:                    A commitment fee equal to (a) 1.00% per
                                    annum on the undrawn portion of the
                                    commitments in respect of the Tranche A
                                    Facility and (b) 0.50% per annum on the
                                    undrawn portion of the commitments in
                                    respect of the other Facilities, will
                                    accrue, commencing upon the execution and delivery of the Credit Agreement, and be payable quarterly in arrears thereafter and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

CHANGES IN INTEREST RATES:          The definitive credit documentation for the
                                    Facilities will contain provisions under which, from and after the date of delivery of the Borrower's financial statements for the period ended March 31, 2000, and so long as no default shall have occurred and be continuing, the interest rate spreads under the Facilities will be reduced in increments to be agreed upon based upon performance goals to be agreed upon.

                                                                        ANNEX II



                            Sources and Uses of Funds
                            (in millions of dollars)
                          (all figures are approximate)

USES OF FUNDS                            SOURCES OF FUNDS
-------------                            ----------------
Purchase Shares            $697.3        Revolving Facility1/          $  0.0
Transaction Costs2/          26.0        Tranche A Facility             155.0
                           ------        Tranche B Facility             165.0
                                         Cash on Hand3/                 193.3
                                         Sponsor Cash Equity
                                         Contribution                   210.0
                                                                       ------

TOTAL USES                 $723.3        TOTAL SOURCES                 $723.3
                           ======                                      ======

--------------------
         1/ Represents amount to be drawn under the $70 million Revolving Facility on the Closing Date.

         2/ Excludes transaction costs and change-in-control payments to be paid by the Company.

         3/ Or additional Sponsor Equity, to the extent cash on hand is less than $193.3 million.